UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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SEC 1913 (3–99)

Global Strategic Imperatives

Deliver Product Leadership

Redefine What Product Is

Whirlpool CORPORATION

Win the Digital Consumer Journey

Reinvent Our Value Chain

WHIRLPOOL CORPORATION Global Headquarters 2000 North M-63 Benton Harbor, Michigan 49022-2692

Dear Fellow Shareholder:

First and foremost, we would like to express our sincere appreciation for your continued support as a Whirlpool shareholder. Whirlpool is committed to operating sustainably and to creating shareholder value over the long-term, and we have a high functioning Board and sound corporate governance structure in place to oversee this commitment. We are proud to tell our corporate governance story in the following pages, which includes these highlights.

Strategic Objectives

During 2019, Whirlpool accomplished a number of significant strategic objectives. We completed the divestiture of our Embraco compressor business, took decisive actions to return our EMEA business to profitability in the fourth quarter, and made significant progress in meeting our long-term gross debt-to-EBITDA goal. Our Board is deeply involved in developing and overseeing our strategy, and played a critical role in ensuring the success of these strategic objectives in 2019.

Board Refreshment and Diversity

Whirlpool is committed to a Board composition that reflects an effective mix of business expertise, company knowledge, and diverse perspectives, and our goal is to strike the right balance between board refreshment and continuity. Last year, we appointed Patricia K. Poppe, who is President and Chief Executive Officer of CMS Energy Corporation, to our Board of Directors. She brings extensive leadership experience in consumer-facing industries and environmental stewardship to our Board. We are also pleased to nominate to our Board Jennifer A. LaClair, who is Chief Financial Officer of Ally Financial Inc. She will bring significant finance, accounting and capital markets expertise to our Board. With these additions, we will have added five new directors to our Board in the past four years.

Sustainability and Corporate Responsibility

Our Board is committed to overseeing Whirlpool Corporation’s integration of environmental, social, and governance principles throughout Whirlpool. In December 2019, we became a signatory to the UN Global Compact. In 2019, we set new science-based targets for GHG emissions reductions, celebrated our 20th year of collaboration with Habitat for Humanity, continued to collaborate with the United Way to fund hundreds of non-profit campaigns for our communities, and sponsored our first-ever Global Inclusion Week with events for employees at company offices around the world.

Shareholder Engagement

Whirlpool values the feedback of our shareholders and seeks opportunities to engage on company performance, strategy, and governance, among other topics. In May 2019, we held an Investor Day at the New York Stock Exchange where senior leadership presented on our long-term shareholder value creation goals and key strategic initiatives.

It is our pleasure to invite you to attend the 2020 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 21, 2020, at 8:00 a.m., Chicago time, at 331 North LaSalle, Chicago, Illinois. At the meeting, stockholders will vote on the matters set forth in the formal notice of the meeting that follows on the next page. In addition, we will discuss our 2019 performance and our outlook for this year, and we will answer your questions. We have included with this booklet an annual report containing important financial and other information about Whirlpool.

Your vote is important and much appreciated!

MARC R. BITZER Chairman of the Board and Chief Executive Officer	SAMUEL R. ALLEN Presiding Director

March 6, 2020

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

The 2020 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held on Tuesday, April 21, 2020, at 8:00 a.m., Chicago time, at 331 North LaSalle, Chicago, Illinois, for the following purposes:

1.	To elect 13 persons to the Whirlpool Corporation Board of Directors (the “Board”);

2.	To approve, on an advisory basis, Whirlpool Corporation’s executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as Whirlpool Corporation’s independent registered public accounting firm for fiscal 2020; and

4.	To transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 21, 2020, at Whirlpool Corporation’s Global Headquarters, 2000 North M-63, Benton Harbor, Michigan 49022-2692 and also during the annual meeting.

By Order of the Board of Directors,

BRIDGET K. QUINN

Assistant General Counsel and Corporate Secretary

March 6, 2020

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on April 21, 2020

This Proxy Statement and the Accompanying Annual Report are Available at:

https://investors.whirlpoolcorp.com/financial-information/annual-reports-and-proxy-statements/

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.

General Information

▶   Meeting: Annual Meeting of Stockholders

▶   Date: Tuesday, April 21, 2020

▶   Time: 8:00 a.m., Chicago time

▶   Location: 331 N. LaSalle, Chicago, Illinois

▶   Record Date: February 24, 2020

▶   Stock Symbol: WHR

▶   Exchange: NYSE & CHX

▶   Common Stock Outstanding as of the Record Date: 62,677,753 shares

▶   Registrar & Transfer Agent: Computershare Trust Company, N.A.

▶   Corporate Website: www.whirlpoolcorp.com

2019 Company Performance Highlights *

In 2019, Whirlpool delivered record full-year GAAP earnings per share of $18.45, and ongoing (non-GAAP) earnings per share of $16.00. Our GAAP net earnings margin expanded 6.7 points to 5.8% and our ongoing EBIT margin expanded by 60 basis points to 6.9%. We generated $1.2 billion of cash from operating activities, flat compared to prior year, and $912 million of free cash flow, a 6.9% improvement compared to 2018. We also closed the sale of our Embraco compressor business and made significant progress towards our long-term gross debt/EBITDA target of 2x.

Record earnings per share of $18.45 (GAAP) and $16.00 (Ongoing)	Free cash flow of $912 million	Significant progress toward long-term Gross Debt/ EBITDA target of 2x

*	See page 20 for details of the Company’s results for the 2019 fiscal year. Please also see Annex A for a reconciliation of non-GAAP financial measures.

The proxy statement and annual report are available at www.proxyvote.com.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	i

PROXY SUMMARY

Overview of Voting Matters

Board recommendation

Item 1: Election of Directors (page: 1)

You are being asked to vote on the election of 13 Directors. The Corporate Governance and Nominating Committee believes that these nominees possess the experience and qualifications to provide sound guidance and oversight to management. Directors are elected by majority vote for a term of one year.

FOR each nominee

Item 2: Advisory Vote to Approve Whirlpool Corporation’s Executive Compensation (page: 50)

You are being asked to approve, on an advisory basis, the compensation of Whirlpool Corporation’s Named Executive Officers for 2019.

FOR

Item 3: Ratification of the Appointment of Ernst & Young LLP as Whirlpool Corporation’s Independent Registered Public Accounting Firm for fiscal 2020 (page: 54)

You are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as Whirlpool Corporation’s Independent Registered Public Accounting Firm for fiscal 2020.

FOR

Corporate Governance Highlights

For more information about the Company’s corporate governance policies, please refer to the Board of Directors and Corporate Governance section beginning on page 6 of the proxy statement.

▶   Proxy Access

▶   Majority Voting in Director Elections

▶   Board Refreshment (Will Yield Five New Directors over the Past Four Years)

▶   Annual Director Elections

▶   Independent Presiding Director

▶   Shareholder Engagement

▶   Our Integrity Manual (Global Code of Ethics)

ii	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PROXY SUMMARY

Director Nominees

Additional details about each of the director nominees can be found beginning on page 1.

				Committee Membership

Name	Age	Director since	Independent	Audit	Human Resources	Finance	Corporate Governance & Nominating

Samuel Allen	66	2010	*		✓		✓

Marc Bitzer	55	2015

Greg Creed	62	2017	*		✓	✓

Gary DiCamillo	69	1997	*	✓		✓

Diane Dietz	54	2013	*		✓		✓

Gerri Elliott	63	2014	*	✓		✓

Jennifer LaClair	48	—	*

John Liu	51	2010	*	✓		✓

James Loree	61	2017	*	✓			✓

Harish Manwani	66	2011	*		✓		✓

Patricia Poppe	51	2019	*	✓			✓

Larry Spencer	66	2016	*			✓	✓

Michael White	68	2004	*	✓			✓

Tenure, Experience, and Diversity

Our Board of Directors reflects an effective mix of business expertise, company knowledge, and diverse perspectives.

Board Tenure of Independent Director Nominees	Board Diversity and Experience of Independent Director Nominees

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	iii

PROXY SUMMARY

Compensation Highlights

The Compensation Discussion & Analysis (“CD&A”) section beginning on page 20 includes the following highlights:

What We Do		What We Don’t Do

✓	Pay for performance	Allow hedging or pledging

✓	Robust executive stock ownership guidelines	Gross up for excise taxes

✓	“Double trigger” change in control	Reprice stock options

✓	Claw-back policies for all variable pay	Enter into employment contracts with U.S.-based NEOs

Our Compensation Philosophy: Pay for Performance

Whirlpool employs a pay-for-performance philosophy under which a significant portion of pay is performance-based and tied to the drivers of long-term stockholder value, including both business results and individual performance. The majority of 2019 CEO and NEO target compensation consisted of at-risk pay, as demonstrated in the illustration below.

Executive Compensation Pay Mix

CEO Total Target Compensation	Other NEOs’ Average Total Target Compensation

iv	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

ITEM 1 - ELECTION OF DIRECTORS

ITEM 1 – DIRECTORS AND NOMINEES

FOR ELECTION AS DIRECTORS

Whirlpool is committed to delivering significant, long-term value to our consumers and our stockholders, and we believe our Board should be composed of individuals with experience and demonstrated expertise in many substantive areas that impact our business and align with our strategy. We believe our directors and nominees possess the professional and personal qualifications necessary for service on our Board. We have highlighted below the specific qualifications of our directors and nominees in relation to our strategy.

Global Strategic Imperatives	Deliver Product Leadership	Redefine What Product is	Win the Digital Consumer Journey	Reinvent Our Value Chain

Skills and Experience	Relevance to Our Strategy
Leadership of Large/ Complex Organizations

•  Whirlpool is a large, complex, global company, and directors who have successfully held leadership positions in such organizations possess experience and the ability to drive strong results.

Directors with expertise: Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Johnston, LaClair, Loree, Manwani, Perez, Poppe, Spencer, White

Global Business Operations

•  Our continued profitable growth depends on strong operational execution in emerging markets and other countries beyond the United States, and global experience aids directors in oversight of our global business and strategy.

Directors with expertise: Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Johnston, Loree, Manwani, Perez, Poppe, Spencer, White

International Work Experience

•  Whirlpool sells products in nearly every country throughout the world, and directors with international experience possess unique perspectives on the countries in which we operate.

Directors with expertise: Allen, Bitzer, Creed, DiCamillo, Elliott, Johnston, LaClair, Manwani, Perez, Spencer, White

Corporate Strategy/M&A

•  Whirlpool evaluates M&A opportunities to determine if there is a strategic fit, strong value creation potential, and clear execution capacity. Directors with strategy and M&A expertise provide critical insights in evaluating such opportunities.

Directors with expertise: Allen, Bitzer, Creed, DiCamillo, Dietz, Johnston, LaClair, Liu, Loree, Manwani, Perez, Spencer, White

Sales and Trade Management

•  A strong distribution strategy, maintaining excellent relationships, and delivering on our promises to trade customers are key drivers of our profitable growth, and such skills enable directors to provide effective oversight of this aspect of our business.

Directors with expertise: Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Loree, Manwani, Perez, White

Product Development

•  Product leadership is key to our growth and success, and directors with this expertise provide development strategy and process insights.

Directors with expertise: Allen, Bitzer, Creed, DiCamillo, Dietz, Johnston, Loree, Manwani, Spencer, White

Innovation, Technology and Engineering

•  Whirlpool is committed to industry-leading and consumer-relevant innovation, and directors with this experience provide unique perspectives on our innovation strategy and execution.

Directors with expertise: Allen, Bitzer, DiCamillo, Dietz, Elliott, Johnston, Loree, Poppe, Spencer, White

Global Supply Chain, Manufacturing, Logistics

•  Whirlpool is focused on maintaining the best cost structure in the industry, and directors with this experience provide oversight of our manufacturing and logistics strategies.

Directors with expertise: Allen, Bitzer, DiCamillo, Dietz, Johnston, Loree, Manwani, Poppe, Spencer, White

Marketing/Digital Marketing/ Branded Consumer Products

•  Brand leadership and enhancing the consumer experience for our branded products are key Whirlpool strategies, and directors with this expertise provide valuable insights.

Directors with expertise: Bitzer, Creed, DiCamillo, Dietz, Elliott, Loree, Manwani, Perez, Poppe, Spencer, White

Accounting, Finance and Capital Structure

•  Whirlpool conducts business throughout the world and engages in complex financial transactions in numerous countries and currencies, and such skills assist our directors in evaluating our capital structure and overseeing our financial reporting.

Directors with expertise: Allen, Bitzer, DiCamillo, Johnston, LaClair, Liu, Loree, Perez, Poppe, Spencer, White

Board Practices of Other Major Corporations

•  Whirlpool believes that effective corporate governance is a key to achieving strong results, and that experience on other boards provides our directors with valuable insights on emerging trends and effective governance and oversight.

Directors with expertise: Allen, Creed, DiCamillo, Dietz, Elliott, Johnston, Liu, Loree, Manwani, Perez, Spencer, White

Legal/Regulatory and Government Affairs

•  Whirlpool regularly faces legal and regulatory issues around the world. Such experience aids directors in overseeing our risk management and compliance in these constantly evolving areas.

Directors with expertise: Dietz, LaClair, Loree, Poppe, Spencer, White

Human Resources and Development Practices

•  Thoughtful succession planning and talent management are key to ensuring our continued success, and directors with HR and development expertise are adept at assessing our talent pipeline.

Directors with expertise: Allen, Bitzer, Creed, Dietz, Johnston, LaClair, Loree, Manwani, Perez, Poppe, Spencer, White

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	1

ITEM 1 - ELECTION OF DIRECTORS

We currently have 14 directors on the Board. Directors who are elected will serve until our next annual meeting of stockholders and stand for re-election annually. Each of the nominees below has consented to be a nominee named in this proxy statement and to serve if elected. Messrs. Johnston and Perez will not be standing for re-election at the annual meeting of stockholders. The Board recommends a vote FOR the election of each of the director nominees below.

SAMUEL R. ALLEN

Mr. Allen, 66, has served as a director since 2010. Mr. Allen serves as Chairman of the Board of
Deere & Co., a farm machinery and equipment company, a position he has held since February 2010.
Mr. Allen will retire from the Deere & Co. Board effective May 1, 2020. He previously served in the additional role of Chief Executive Officer, which he held from 2009 until November 2019. Mr. Allen joined Deere & Co. in 1975 and since that time has held positions of increasing responsibility. Mr. Allen also has served as a director of Dow Inc. since August 2019.

• Committees: Corporate Governance and Nominating (chair), Human Resources

MARC R. BITZER

Mr. Bitzer, 55, has served as Chairman of the Board of Whirlpool Corporation since January 2019 and a director since 2015. Mr. Bitzer has been President and Chief Executive Officer of Whirlpool Corporation
since 2017. He served as President and Chief Operating Officer of Whirlpool Corporation from 2015 to
2017. Prior to this role, Mr. Bitzer was Vice Chairman, Whirlpool Corporation, a position he held from
2014 to 2015. Mr. Bitzer had been President of Whirlpool North America and Whirlpool Europe, Middle
East, and Africa after holding other positions of increasing responsibility since 1999.

GREG CREED

Mr. Creed, 62, has served as a director since 2017. Mr. Creed served as Chief Executive Officer of Yum!
Brands, Inc., a leading operator of quick service restaurants, from 2015 until his retirement on
December 31, 2019. He served as Chief Executive Officer of Taco Bell Division from 2011 to 2014, and as President and Chief Concept Officer of Taco Bell U.S. from 2007 to 2011 after holding other positions of increasing responsibility with the company since 1994. Mr. Creed has served as a director of Aramark since January 2020 and Yum! since 2014. Mr. Creed also served as a director of
International Game Technology from 2010 to 2015.

• Committees: Human Resources, Finance

GARY T. DICAMILLO

Mr. DiCamillo, 69, has served as a director since 1997. He has been a Partner at Eaglepoint Advisors,
LLC, a turnaround, restructuring, and strategic advisory firm, since 2010. He also served as President and Chief Executive Officer of Universal Trailer Corporation from June 2017 to January 2020. Prior to joining Eaglepoint Advisors, LLC, Mr. DiCamillo was President and Chief Executive Officer of Advantage
Resourcing, a professional and commercial staffing company, from 2002 until August 2009. From
1995 to 2002, Mr. DiCamillo served as Chairman and Chief Executive Officer of Polaroid Corporation.
Mr. DiCamillo is a director of Purple Innovation, Inc. (formerly known as Global Partner Acquisition
Corp.) since 2015 and Universal Trailer Corporation since 2011. He previously served as a director of
Pella Corporation from 1993 to 2007 and 2010 to 2018; the Sheridan Group, Inc. from 1989 to 2017;
and as a director, as well as Lead Director, of 3Com Corporation from 2000 to 2009.

• Committees: Audit, Finance

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ITEM 1 - ELECTION OF DIRECTORS

DIANE M. DIETZ

Ms. Dietz, 54, has served as a director since 2013. Ms. Dietz has been the President and Chief
Executive Officer of Rodan & Fields, LLC, a leading premium skincare company, since 2016. Ms. Dietz served as Executive Vice President and Chief Marketing Officer of Safeway, Inc., a leading food and drug retailer, from 2008 to 2015. Prior to joining Safeway, Inc., Ms. Dietz held positions of increasing responsibility with The Procter & Gamble Company from 1989 through 2008.

• Committees: Corporate Governance and Nominating, Human Resources

GERRI T. ELLIOTT

Ms. Elliott, 63, has served as a director since 2014. Ms. Elliott has served as the Executive Vice
President and Chief Sales and Marketing Officer of Cisco Systems, Inc. since 2018. Ms. Elliott previously served as the Executive Vice President, Strategic Advisor and Chief Customer Officer of
Juniper Networks, a producer of high-performance networking equipment, from 2013 to 2014.
Ms. Elliott began her employment with Juniper Networks in 2009 and held positions of increasing responsibility with the company through 2014. Before joining Juniper Networks, Ms. Elliott held positions of increasing responsibility at Microsoft Corporation and IBM Corporation. Ms. Elliott was
previously a director of Bed Bath & Beyond, Inc. from 2014 to 2017; Imperva, Inc. from 2015 to 2018;
Marvell Technology Group Ltd. from 2017 to 2018; and Mimecast Limited from 2017 to 2018.

• Committees: Audit, Finance

JENNIFER A. LACLAIR

Ms. LaClair, 48, has served as Chief Financial Officer of Ally Financial Inc., a leading financial services provider, since joining the company in March 2018. Prior to joining Ally, Ms. LaClair spent 10 years at
PNC Financial Services, where she held positions of increasing responsibility, most recently as leader of the company’s business bank. Before that, she served as chief financial officer for all of PNC’s lines of business, including Retail Banking, Asset Management, Mortgage Banking, and Corporate &
Commercial Banking. Prior to joining PNC, Ms. LaClair was a consultant with McKinsey and Company.
Ms. LaClair was recommended to our Corporate Governance and Nominating Committee and Board by
a third party search firm.

• Director Nominee

JOHN D. LIU

Mr. Liu, 51, has served as a director since 2010. Mr. Liu has been the Chief Executive Officer of Essex
Equity Management, a financial services company, and Managing Partner of Richmond Hill
Investments, an investment management firm, since 2008. Prior to that time, Mr. Liu was employed for
12 years by Greenhill & Co. Inc., a global investment banking firm, in positions of increasing responsibility including Chief Financial Officer. Mr. Liu has served as a director of Greenhill since 2017.

• Committees: Audit, Finance

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	3

ITEM 1 - ELECTION OF DIRECTORS

JAMES M. LOREE

Mr. Loree, 61, has served as a director since 2017. Mr. Loree has been President and Chief Executive
Officer of Stanley Black & Decker, Inc., a leading industrial and consumer products company, since
2016. Mr. Loree served as President and Chief Operating Officer of the company from 2013 to 2016;
Chief Operating Officer from 2009 to 2013; Executive Vice President and Chief Financial Officer from
2002 to 2009; and Vice President and Chief Financial Officer from 1999 to 2002. Prior to joining Stanley
Black & Decker, Mr. Loree held positions of increasing responsibility in financial and operating management in business, corporate, and financial services at General Electric from 1980 to 1999.
Mr. Loree has served as a director of Stanley Black & Decker since 2016, and previously served on the board of Harsco Corporation from 2010 to 2016 and as chairman of Harsco’s Audit Committee from
2012 to 2016.

• Committees: Audit, Corporate Governance and Nominating

HARISH MANWANI

Mr. Manwani, 66, has served as a director since 2011. Mr. Manwani is a Senior Operating Partner for
Blackstone Group, having served with Blackstone since 2015. Mr. Manwani is the former Chief
Operating Officer of Unilever, a global consumer product brands company, a position he held from
2011 until his retirement in 2014. Mr. Manwani is also a director of Gilead Sciences, Inc. since 2018,
Qualcomm Inc. since 2014, and Nielsen Holdings plc since 2015. Mr. Manwani previously served as the non-executive Chairman of Hindustan Unilever Limited from 2005 to 2018 and as a director of Pearson plc from 2013 to 2018.

• Committees: Corporate Governance and Nominating, Human Resources

PATRICIA K. POPPE

Ms. Poppe, 51, has served as a director since December 2019. Ms. Poppe has been President and
Chief Executive Officer of CMS Energy Corporation and its principal subsidiary, Consumers Energy
Company, Michigan’s largest utility and the nation’s fourth largest combination utility, since 2016.
Ms. Poppe served as Senior Vice President of distribution operations, engineering, and transmission from 2015 to 2016, after holding positions of increasing responsibility since joining the company in
2011. Ms. Poppe held a variety of automotive management positions and served as power plant director at Detroit, Michigan-based DTE Energy before joining Consumers Energy in 2011. Ms. Poppe has served as a director of CMS Energy and Consumers Energy since 2016. Ms. Poppe was recommended to our Corporate Governance and Nominating Committee and Board by a third-party search firm.

• Committees: Audit, Corporate Governance and Nominating

LARRY O. SPENCER

General Spencer, 66, has served as a director since 2016. General Spencer serves as President of the
Armed Forces Benefit Association, a position he has held since March 2020. General Spencer served until March 2019 as President of the Air Force Association, a position he held since his retirement as a four-star general in 2015 after serving 44 years with the United States Air Force. General Spencer held positions of increasing responsibility with the Air Force, which included Vice Chief of Staff, the second highest-ranking military member in the Air Force. General Spencer was the first Air Force officer to serve as the Assistant Chief of Staff in the White House Military Office and he served as Chief Financial
Officer and then Director of Mission Support at a major command. General Spencer is also a director of
Triumph Group, Inc. since 2018 and Haynes International, Inc. since January 2020.

• Committees: Corporate Governance and Nominating, Finance

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ITEM 1 - ELECTION OF DIRECTORS

MICHAEL D. WHITE

Mr. White, 68, has served as a director since 2004. Mr. White served as the Chairman, President and
Chief Executive Officer of DIRECTV, a leading provider of digital television entertainment services, from
2010 until his retirement in 2015. He also served as a director of DIRECTV from 2009 until 2015. From
2003 until 2009, Mr. White was Chief Executive Officer of PepsiCo International, and Vice Chairman,
PepsiCo, Inc. after holding positions of increasing responsibility with PepsiCo since 1990. Mr. White is also a director of Kimberly-Clark Corporation since 2015 and Bank of America Corporation since 2016.

• Committees: Audit (chair), Corporate Governance and Nominating

The Board of Directors recommends that stockholders vote FOR the election of each of these nominees as a director.

The following directors are not standing for re-election

MICHAEL F. JOHNSTON

Mr. Johnston, 72, has served as a director since 2003. Mr. Johnston retired from Visteon Corporation, an automotive components supplier, in 2008. At Visteon, he served as Chairman of the Board and Chief
Executive Officer, President, and Chief Operating Officer at various times since 2000. Before joining
Visteon, Mr. Johnston held various positions in the automotive and building services industry.
Mr. Johnston is also a director of Armstrong Flooring, Inc. since 2016 and Dover Corporation since
2013, and previously served as a director of Armstrong World Industries, Inc. from 2010 to 2016, and
Flowserve Corporation from 1997 to 2013.

• Committees: Audit; Human Resources (chair)

WILLIAM D. PEREZ

Mr. Perez, 72, has served as a director since 2009. Mr. Perez was a Senior Advisor to Greenhill & Co.,
Inc., a global investment banking firm, from 2010 to 2017. Prior to joining Greenhill, Mr. Perez was
President and Chief Executive Officer of the Wm. Wrigley Jr. Company from 2006 to 2008, and
President, Chief Executive Officer, and a director of Nike, Inc. from 2004 to 2006. Mr. Perez spent 34 years at S.C. Johnson in various positions, including Chief Executive Officer and President. Mr. Perez is
also a director of Johnson & Johnson since 2007 and Johnson Outdoors, Inc. since December 2018, and previously served as a director of Kellogg Company from 2000 to 2006 and Campbell Soup
Company from 2009 to 2012.

• Committees: Finance (chair), Human Resources

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

I. Board of Directors and Committees

Board of Directors

During 2019, our Board met six times and had four committees. The committees consisted of an Audit Committee, a Corporate Governance and Nominating Committee, a Human Resources Committee, and a Finance Committee. Each committee may form subcommittees and delegate certain actions to those subcommittees. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served. All directors properly nominated for election are expected to attend the annual meeting of stockholders. In 2019, all of our directors attended the annual meeting.

The table below lists the number of times each committee met in 2019, the major responsibilities and 2019 accomplishments of each committee, and the current membership for each committee.

Committee	Key Responsibilities and Accomplishments
Audit

• Oversee accounting functions, internal controls, and the integrity of financial statements and related reports

• Oversee compliance with legal and regulatory requirements, and monitor risk management and assessment processes

• Retain the independent registered public accounting firm; monitor the firm’s performance, qualifications, and independence; and approve all fees

• Oversee the performance of our internal audit function

8 meetings	• In 2019, oversaw selection of new lead audit partner and Embraco sale accounting
Committee Members:	White (Chair), DiCamillo, Elliott, Johnston, Liu, Loree, and Poppe
Corporate Governance and Nominating

• Identify potential Board members and recommend director nominees

• Annually review Board and committee effectiveness

• Recommend changes to director compensation and committee rotation

• Recommend the corporate governance principles adopted by Whirlpool

3 meetings	• In 2019, evaluated and recommended Patricia K. Poppe as new director to Board
Committee members:	Allen (Chair), Dietz, Loree, Manwani, Poppe, Spencer, and White
Human Resources

• Determine and approve compensation for CEO and other executive officers

• Approve goals/objectives for CEO compensation and evaluate CEO performance

• Determine and approve equity grants for executive officers and each employee subject to Section 16 of the Securities Exchange Act of 1934

• Make recommendations to the Board on Company incentive plans

3 meetings	• For 2019, oversaw the development of new long-term incentive plan structure
Committee members:	Johnston (Chair), Allen, Creed, Dietz, Manwani, and Perez
Finance

• Review capital policies and strategies to set an acceptable capital structure, including debt issuance and share repurchases

• Review policies regarding dividends, derivatives, liquidity management, interest rates, and foreign exchange rates

• Review tax-planning strategy and initiatives

• Oversee the establishment and implementation of guidelines relating to the management of significant financial structure risks

2 meetings	• For 2019, oversaw actions facilitating corporate deleveraging goals
Committee members:	Perez (Chair), Creed, DiCamillo, Elliott, Liu, and Spencer

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees, and reports its findings to the full Board. Thirteen of our 14 directors are non-employee directors (all except Mr. Bitzer). Our new director nominee, Ms. LaClair, also has no employment relationship with Whirlpool. The Board has adopted the New York Stock Exchange (“NYSE”) listing standards for evaluating director independence, but has not adopted any other categorical standards of materiality for independence purposes. When assessing director independence, the Board considers the various transactions and relationships known to the Board (including those identified through annual director questionnaires) that exist between Whirlpool and the entities with which our directors or members of their immediate families are, or have been, affiliated. For 2019, the Committee evaluated certain transactions that arose in the ordinary course of business between Whirlpool Corporation and such entities and which did not exceed the thresholds provided under the NYSE listing standards. Information provided by the directors, new director nominee, and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) that would impair the independence of any of the non-employee directors or new director nominee. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its non-employee directors and new director nominee satisfy the independence standards set forth in the listing standards of the NYSE.

Committee Member Independence and Expertise

Each Board committee is comprised solely of independent directors who meet the independence standards under the NYSE listing standards.

In addition, the Audit Committee members all meet the enhanced independence standards for audit committee members set forth in the NYSE listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission (“SEC”)). The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the NYSE listing standards, and that Mr. White, the Audit Committee Chair, and Mr. DiCamillo, the prior Audit Committee Chair, qualify under the “audit committee financial expert” criteria established by the SEC and have accounting and financial management expertise as required under the NYSE listing rules.

Similarly, the Human Resources Committee members all meet the enhanced independence standards for compensation committee members under the NYSE listing standards (which incorporates the standards set forth in the rules of the SEC), and qualify as “outside directors” for purposes of compensation intended to be grandfathered under Section 162(m) of the Internal Revenue Code, and as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. For information about the Human Resources Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis – Role of the Human Resources Committee.”

II. Corporate Governance

Board Leadership Structure

As noted above, our Board is currently comprised of thirteen independent directors and one employee director.

The Board regularly evaluates our Board leadership structure to ensure that it serves the interests of our stockholders. We recognize that different Board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. The Board of Directors believes that the Board leadership structure, with a unified Chairman and CEO and independent Presiding Director, is optimal for Whirlpool because it demonstrates to our employees, suppliers, customers, and other stakeholders that Whirlpool is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both Whirlpool and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Whirlpool. In addition, Mr. Bitzer’s unique expertise and experience, having served Whirlpool for 20 years in positions of increasing responsibility globally, contributes significantly to how the Board guides our strategy.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Since 2003, the Board has designated one of the independent directors as Presiding Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Presiding Director, benefits Whirlpool and its stockholders. Mr. Allen is currently serving as the Presiding Director.

Presiding Director Responsibilities
• Preside at executive sessions of non-employee directors;
• Coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings;
• Serve as a focal point for managing stockholder communication with independent directors;
• Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate;

• Assist the Human Resources Committee with the annual evaluation of the performance of the Chairman of the Board and Chief Executive Officer, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman of the Board and Chief Executive Officer to discuss the results of such evaluation; and

• Perform such other functions as the independent directors may designate from time to time.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Whirlpool and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Strategy Oversight

Our Board is actively involved in overseeing, reviewing, and guiding our corporate strategy, and the Board’s skills and experiences align to our strategic objectives. The Board formally reviews strategy, including risks and opportunities facing Whirlpool, at an annual strategic planning meeting. In addition, long-range strategic issues, including business performance and strategic fit, are discussed regularly at Board meetings. The Board regularly discusses strategy throughout the year with management and during executive sessions of the Board, as appropriate.

Risk Oversight

Our Board is responsible for overseeing risk management. The Board focuses on our general risk management strategy and the most significant risks facing Whirlpool, and ensures that appropriate risk mitigation policies and procedures are implemented by management. The Board receives risk management updates from management in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of our risk management process. Among its duties, the Audit Committee reviews with management:

•	Company guidelines with respect to risk assessment and management of risks that may be material to Whirlpool;

•	Our system of disclosure controls and system of internal controls over financial reporting;

•	Our compliance with legal and regulatory requirements; and

•	Situations where new activities, major changes in operations, or other developments may create financial risk.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our Board is responsible for overseeing and holding senior management accountable for our global information security programs. This includes understanding our business needs and associated risks, and reviewing management’s strategy and recommendations for managing cyber risk. In line with this oversight responsibility, the Audit Committee receives reports on cyber program effectiveness periodically, and the Board receives a full presentation annually from the chief information officer.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our management is responsible for day-to-day risk management. Our risk management, internal audit, and compliance areas serve as the primary monitoring and testing functions for Company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for the ongoing business of Whirlpool. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, operational, and compliance and financial reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Whirlpool, and that our Board leadership structure supports this approach.

Compensation Risk Assessment

Whirlpool regularly reviews its employee compensation programs based on several criteria, including the extent to which they may result in risk to Whirlpool. Our compensation function, with assistance from the risk management and internal audit functions, annually assesses whether our compensation programs create incentives or disincentives that materially affect risk taking or are reasonably likely to have a material adverse effect on Whirlpool. The Human Resources Committee, with the assistance of its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), evaluates the results of this assessment. As part of this assessment, management and the Human Resources Committee considered the following risk-mitigating features of our compensation programs.

Risk-Mitigating Features of Whirlpool Corporation’s Compensation Programs
• Annual and long-term performance metrics used in our global compensation programs are multiple, different, balanced, and more heavily weighted toward corporate-wide, audited metrics;
• Long-term incentive compensation represents a significant portion of our compensation mix;
• Metrics used in the executive compensation programs are approved by the Human Resources Committee, which is composed solely of independent directors;
• The Human Resources Committee retains an independent consultant that is involved with an ongoing review of the executive compensation program;
• Significant stock ownership guidelines are in place for executives;
• Claw-back provisions for variable compensation programs are in place in the event of misconduct;
• Our incentive designs avoid objectives that might maximize short-term payouts at the expense of long-term sustainable performance; and

• We have limited commission incentive programs which are designed to pay out based on profitability and are subject to multiple layers of management review, including an annual review of plan design and results by regional senior management.

Based on this assessment, the Human Resources Committee has concluded that our compensation programs do not create risks that would be reasonably likely to have a material adverse effect on Whirlpool Corporation.

Succession Planning

Our Board is responsible for executive succession planning. Under the Corporate Governance Guidelines, the Board is responsible for regularly reviewing leadership development initiatives and short and long-term succession plans for the CEO and other senior management positions. The Board is responsible for the selection of the CEO, as well as plans regarding succession in the event of an emergency or the retirement of the CEO. Each year, as part of its succession planning process, our Chief Human Resources Officer provides the Board with recommendations on, and evaluations of, potential successors for all senior management roles. The Board reviews the senior executive team’s experience, skills, competencies and potential to assess which executives possess or can develop the attributes that the Board believes are necessary to lead and achieve our goals. Among other steps taken to promote this process throughout the year, the CEO’s direct reports regularly attend Board meetings and present to the Board, providing the Board with opportunities to interact with our senior management and assess their leadership capabilities.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Communications Between Stockholders and the Board

The Board has adopted procedures for communications by stockholders and other interested parties with the Board, the Presiding Director, the independent directors as a group, and individual directors. The Board has designated the Corporate Secretary as its agent for the receipt and processing of such communications.

Interested parties may send communications to the Board as a whole, the Chairman of the Board, the Presiding Director, the independent directors as a group, a committee of the Board, a committee chair, or individual directors:

•	Electronically by email to: corporate_secretary@whirlpool.com; or

•	In writing by letter to:

[Name of Director or Group]

c/o Corporate Secretary

Whirlpool Corporation

2000 North M-63, MD 3602

Benton Harbor, MI 49022

Such communications should clearly identify the intended recipient.

Investor Engagement

We value the input and insights of our stockholders and are committed to continued engagement with investors, which we undertook in 2019. Key topics of focus included environmental, social and governance matters, Whirlpool strategy and results, board composition, and executive compensation performance metrics. The Board considers investor feedback on these issues in its decision making and direction to management.

Majority Voting for Directors; Director Resignation Policy

Our by-laws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Board’s policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon the failure to receive the required vote at the next annual meeting at which they face re-election, and Board acceptance of such resignation. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.

If an incumbent director fails to receive the required vote for re-election, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Our Integrity Manual (Global Code of Ethics)

All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to abide by our global code of ethics to ensure that our business is conducted in a legal and ethical manner. Our global code of ethics, titled “Our Integrity Manual,” defines our principles for ethical business conduct, and requires strict adherence to all laws and regulations applicable to our business. We believe Our Integrity Manual provides a strong foundation for continued enhancement of our strong culture of integrity. We intend to disclose future amendments to Our Integrity Manual, or waivers from its provisions for executive officers and directors, on our website within four business days following the date of any such amendment or waiver.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Nominations by Stockholders

Our proxy access by-law allows a stockholder, or a group of up to 20 stockholders, who have held 3% or more of our outstanding shares continuously for at least three years to nominate, and include in our proxy materials, director nominees constituting up to the greater of two individuals or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in Article II, Section 13 of our by-laws.

To be included in the proxy materials for our 2021 annual meeting of stockholders, we must receive a stockholder’s notice to nominate a director under our proxy access by-law between October 12, 2020 and November 11, 2020. Such notice must be delivered to, or mailed to and received by, the Corporate Secretary of Whirlpool at the mailing or email address under “Communications Between Stockholders and the Board.” The notice must contain the information required by our by-laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of stockholder nominees in our proxy materials.

Nomination of a director to be submitted for consideration at the 2021 annual meeting of stockholders, but not intended to be included as a “proxy access” nominee, must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail at the mailing address under “Communications Between Stockholders and the Board” by January 20, 2021, and must satisfy the procedures set forth in the Whirlpool by-laws to be considered at the meeting. Our by-laws are posted for your convenience on the Whirlpool website: www.whirlpoolcorp.com/by-laws. Whirlpool believes that all nominees must, at a minimum, meet the selection criteria established by the Corporate Governance and Nominating Committee. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established, through its Corporate Governance and Nominating Committee, selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders.

Board Refreshment, Evaluation, and Diversity

Refreshment

The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. We believe it is valuable to have directors with varying lengths of service in order to strike the right balance between continuity and renewal. The four independent directors who joined the Board in the past four years and our new director nominee bring fresh perspectives and critical skill sets. Our experienced directors have deep knowledge of our operations and the evolution of our strategy. In addition, longer service on our Board has provided several directors with significant exposure during various economic cycles to both our business and our industry. Our Corporate Governance Guidelines provide for retirement at age 72. Currently, our average tenure of independent director nominees is 7.4 years.

To assist the Corporate Governance and Nominating Committee in identifying potential director nominees who meet the established criteria and priorities and to facilitate the screening and nomination process for such nominees, the Corporate Governance and Nominating Committee has retained third-party search firms. The Corporate Governance and Nominating Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. During 2019, the Corporate Governance and Nominating Committee engaged Heidrick & Struggles to assist the Committee in identifying and selecting potential candidates to join our Board.

Desired personal qualifications for director candidates include: a reputation for personal and professional integrity, strength of character, sound business judgment, and the availability and commitment to devote sufficient time to the duties of the Board. Candidates should have strong interpersonal and communication skills in order to assess and challenge the way things are done and recommend alternative solutions to problems in a constructive manner. Candidates should be independent with the ability to represent the long-term interests of all stockholders. Candidates should not be employed by or affiliated with any organization that has significantly competitive lines of business or that may otherwise present a conflict of interest. The Corporate Governance and Nominating Committee has determined that the skills and experiences appearing in the table under “Item 1—Directors and Nominees for Election as Directors” are most important to our Company’s strategy and governance, and the Committee seeks candidates with these skill sets.

We believe that our current practices are sufficient to provide for thoughtful and timely Board refreshment.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Evaluation

The Corporate Governance and Nominating Committee leads our Board’s annual self-evaluation process. The evaluation process is conducted by soliciting an assessment from each director about the effectiveness of the Board and the committees on which he or she serves. Directors provide feedback about numerous topics including the Board and applicable committee’s structure and composition, interaction with management, and areas of focus, as well as the quality of meetings and materials. Each committee and the full Board then conduct separate discussions regarding the evaluation and assessment topics. Follow-up items are then addressed at subsequent Board and committee meetings.

Diversity

The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee recognizes the benefits of a diverse Board membership reflecting differences in viewpoints, professional experiences, educational background, skills, race, gender, ethnicity, national origin, and age. The Committee is committed to seeking qualified diverse candidates, including diversity of race, gender, and ethnicity, in each independent director search, and instructs any search firm that it engages accordingly. The Committee believes that this process is effective in maintaining the diversity of the Board’s composition.

Environmental, Social, and Governance Oversight and Practices

Sound ESG Oversight

Our Board is committed to overseeing the integration of environmental, social, and governance (“ESG”) principles throughout Whirlpool. Regional business leaders and senior leaders in our product, sourcing, manufacturing, legal, communications, government relations, and technology functions comprise our Sustainability Steering Committee. The committee establishes and oversees our strategic priorities on relevant ESG issues based on results of our ESG Materiality Assessment. In line with our commitment to sound ESG practices, we became a signatory to the UN Global Compact in December 2019. Our approach to sound ESG practices focuses on three core elements: our people, our communities, and our environment.

    Our People

At Whirlpool, inclusion and diversity is one of our long-standing enduring values. We strive to create an inclusive culture that celebrates and values diversity, and to provide high-quality tools and training for our employees. Some of the highlights of our focus on our people include:

∎

Gender Equality. In 2018, our Chairman and CEO, Marc Bitzer, made an organizational and personal commitment to the Catalyst® CEO Champions for Change to increase female representation in leadership positions. In 2019, female representation on our Executive Committee, an internal committee comprised of Whirlpool Corporation’s most senior leaders, increased to 30%; in addition, 33% of our non-employee director nominees are women.

∎

Inclusion and Diversity. In 2019, our focus was on Inclusion, through which we helped employees understand that workplace inclusion results in workforce diversity and better Company performance. As part of this focus, we conducted a workshop for executives on inclusive leadership, launched our new “Inclusion Behaviors” tenets (Welcomed, Respected, Valued, and Heard), implemented employee storytelling on inclusion, and sponsored our first-ever Global Inclusion Week, during which employees engaged in over 25 inclusion-focused events globally. Over 63% of employees attended at least one activity.

∎

Our Integrity Manual (Global Code of Ethics). We were proud to roll out our refreshed global code of ethics in 2019. Our Integrity Manual defines Whirlpool Corporation’s principles for ethical business conduct, which form the moral compass for everything we do at Whirlpool, and provides a strong foundation for continued enhancement of our culture of integrity. During our roll out, more than 56,000, or 73%, of all employees participated in commitment sessions and identified specific actions consistent with the principles in Our Integrity Manual.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

∎

Performance Management and Engagement. In 2019, Whirlpool implemented a new performance management process titled “Every Day Performance Excellence,” which focuses on both the “what” and the “how” of performance. Employees align objectives with their leaders in each of four performance categories: business performance, strategic/project impact, organization and talent, and Whirlpool leadership and values. Based on their objectives, employees receive formal reviews along with continuous coaching and feedback from people leaders and cross-functional partners. Whirlpool Corporation’s employee engagement scores are consistently in line with “best-in-class” companies. We had record-high results in 2019, with over 95% salaried employee participation and 86% favorable salaried employee engagement.

∎	Awards. In 2019, our commitment to being an employer of choice earned recognition and awards, including:

∎	Forbes, “America’s Best Employers for Diversity 2019”

∎	100% Score — “Disability Equality Index” (3rd consecutive year)

∎	100% Score — “2019 Corporate Equality Index” (16th consecutive year)

    Our Communities

Whirlpool is committed to maintaining strong, lasting connections in the communities in which we do business. We utilize a global collective impact model that centers around improving life at home. Our giving focuses in the areas of house and home to create thriving communities.

∎

House. Our House initiatives focus on shelter and security for individuals and families as the first step in the journey toward a better life in the home. In 2019, we were proud to celebrate our 20th year of collaboration with Habitat for Humanity International. During this period, Whirlpool has committed $107 million, supported Habitat programs in 45 countries, donated and installed approximately 200,000 refrigerators and ranges, served more than 104,000 families in the U.S. and Canada, and sponsored 190 homes globally.

∎

Home. Our Home initiatives focus on developing resilient, vibrant communities through education and community development. We collaborate with United Way to fund hundreds of non-profit campaigns within our communities that focus on education, income, health and basic needs. The Whirlpool Foundation offers a dollar-for-dollar match on employee contributions to these campaigns. Our Chairman and CEO, Marc Bitzer, is a member of United Way’s Worldwide Board of Trustees, and several employees serve on our local United Way chapter’s Board of Directors.

Since 2002, our Consul brand in Brazil has sponsored Instituto Consulado da Mulher, which supports small business cooperatives designed to develop the entrepreneurial and employment skills of low-income women. To date, more than 35,000 women have benefited from the program.

Whirlpool brand’s Care Counts Laundry Program installs washers and dryers for use in schools to help remove an important barrier to student attendance — access to clean clothes. The Care Counts Laundry Program has grown to support students in need across 18 cities and 82 schools in the United States — providing access to clean clothes for more than 38,000 students.

Whirlpool Europe, Middle East, and Africa (“EMEA”) sponsors an edutainment project designed to raise awareness of the problem of food waste, most recently rolled out to more than one million students, teachers and families in Italy, Poland, and Slovakia. The program previously earned Slovakia’s CSR Practice of the Year, the nation’s most important CSR-related award.

∎	Awards. In 2019, our community engagement efforts earned recognition and awards, including:

∎	CR Magazine, “Top Corporate Citizen”

∎	FORTUNE, “World’s Most Admired Companies” (10th consecutive year)

∎	Reputation Institute, “Global CR RepTrak 100” ranking (7th consecutive year)

∎	Forbes and Just Capital, “Just 100 List for 2020”

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

    Our Environment

We know that an environmentally sustainable Whirlpool is a more competitive Whirlpool — a company better positioned for long-term success. Three elements form the core of our environmental sustainability priorities: sustainable plants, sustainable products, and sustainable practices. We committed in 2019 to the Science-Based Targets Initiative and have set emissions reduction targets in line with the goals of the Paris Agreement. We are fully on track to meet or exceed the reduction targets of the original U.S. commitments to the Paris Agreement. Some of the highlights of our focus on our environment include:

∎

Sustainable Plants. We strive to reduce water and energy consumption at our plants and are maximizing our renewable energy deployed on-site. Whirlpool is one of the largest producers of on-site wind energy in the U.S. among Fortune 500 companies. We have achieved zero waste-to-landfill status at eight of our global manufacturing sites and we will keep focusing our efforts towards our goal of all manufacturing sites by 2022.

∎

Sustainable Products. We look at products from a complete lifecycle perspective, and have developed “Design for Environment” tools to deliver energy and water efficient products with more recycled content. Our EMEA region has made the industry’s largest commitment for recycled plastic usage in products by 2025. We also launched a new full materials transparency system in 2019 that will offer insight into substances of concern.

∎

Sustainable Practices. We recognize that our environmental commitment must be embedded in our business practices everywhere we operate, including how we design, source, manufacture, distribute, market, and manage end-of-life for our products. We have restructured our approach to improve connections within our key internal teams, assigning senior leader owners for each of our key sustainability initiatives.

∎	Awards. In 2019, our commitment to the environment earned recognition and awards, including:

∎	“2019 Dow Jones Sustainability North America Index”

∎	“EPA SmartWay® Excellence Award” (5th consecutive year); “High Performer” in Shippers Category (3rd consecutive year)

∎	Newsweek, “America’s Most Responsible Companies — Top 100”

Corporate Governance Guidelines and Other Available Information

Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors.

Our current Corporate Governance Guidelines, Our Integrity Manual, by-laws, and written charters for the Board’s Audit, Corporate Governance and Nominating, Human Resources, and Finance committees are posted on the Whirlpool website: www.whirlpoolcorp.com/policies. Our publicly disclosed financial and non-financial information, including our annual report, quarterly reports, current reports, and Sustainability Report, is located on our website at investors.whirlpoolcorp.com. Stockholders may also request a free copy of these documents by calling or writing: Investor Relations, Whirlpool Corporation, 2000 North M-63, MD 2609, Benton Harbor, Michigan, 49022; (269) 923-2641.

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RELATED PERSON TRANSACTIONS AND HUMAN RESOURCES COMMITTEE INTERLOCKS

Related Person Transactions

The Board has adopted written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Corporate Governance and Nominating Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Corporate Governance and Nominating Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Corporate Governance and Nominating Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Corporate Governance and Nominating Committee. In approving any related person transaction, the Corporate Governance and Nominating Committee must determine that the transaction is fair and reasonable to Whirlpool. The Corporate Governance and Nominating Committee periodically reports on its activities to the Board. The written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of related person transactions is available on our website: www.whirlpoolcorp.com/policies.

Human Resources Committee Interlocks and Insider Participation

During fiscal 2019, Messrs. Allen, Creed, Johnston, Manwani, and Perez, and Ms. Dietz served as members of the Human Resources Committee. No member of the Human Resources Committee was at any time during 2019 an officer or employee of Whirlpool and no member of the Human Resources Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2019.

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SECURITY OWNERSHIP AND DELINQUENT SECTION 16(A) REPORTS

Security Ownership

The following table presents the ownership on December 31, 2019 of the only persons known by us as of February 14, 2020 to beneficially own more than 5% of our common stock, based upon statements on Schedule 13G filed by such persons with the SEC.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/11/2020	The Vanguard Group Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	8,271,449	13.20%
2/12/2020	PRIMECAP Management Company(2) 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	7,751,410	12.37%
2/6/2020	BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	4,595,615	7.33%
2/14/2020	State Street Corporation(4) One Lincoln Street Boston, MA 02111	3,169,633	5.06%

(1)

Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group Inc. (“Vanguard Group”), a registered investment advisor. Vanguard Group has sole voting power with respect to 92,405 shares, sole dispositive power with respect to 8,163,912 shares, shared voting power with respect to 18,459 shares, and shared dispositive power with respect to 107,537 shares.

(2)

Based solely on a Schedule 13G/A filed with the SEC by PRIMECAP Management Company (“PRIMECAP”), a registered investment advisor. PRIMECAP has sole voting power with respect to 7,460,560 shares and sole dispositive power with respect to 7,751,410 shares.

(3)

Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 3,918,119 shares and sole dispositive power with respect to 4,595,615 shares.

(4)

Based solely on a Schedule 13G filed with the SEC by State Street Corporation (“State Street”). State Street has shared voting power with respect to 2,820,491 shares and shared dispositive power with respect to 3,166,939 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool Corporation’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock (each, a “reporting person”) to file with the SEC initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Based solely on our review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2019, except for the omission, due to an administrative error, of 190 shares of common stock holdings from Gilles Morel’s April 1, 2019 Form 3, for which an amendment was filled on July 18, 2019.

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BENEFICIAL OWNERSHIP

Beneficial Ownership

The following table reports beneficial ownership of common stock by each director, nominee for director, and the Named Executive Officers (as defined elsewhere in this proxy statement), and all directors and executive officers of Whirlpool as a group, as of February 3, 2020. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares, or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, MD 3602, Benton Harbor, Michigan, 49022.

Name	Shares Beneficially Owned (1)	Deferred Stock Units (2)	Shares Under Exercisable Options (3)	Total (4)	Percentage (* Less than 1%)

Samuel R. Allen	14,688	—	—	14,688	*

Marc R. Bitzer	85,895	53,714	251,346	390,955	*

João C. Brega	27,022	1,959	24,613	53,594	*

Greg Creed	2,000	2,822	—	4,822	*

Gary T. DiCamillo	7,405	20,593	5,077	33,075	*

Diane M. Dietz	9,394	—	—	9,394	*

Gerri T. Elliott	5,767	—	—	5,767	*

Michael F. Johnston	3,705	16,933	2,888	23,526	*

Jennifer A. LaClair	—	—	—	—	*

Joseph T. Liotine	30,597	3,441	34,734	68,772	*

John D. Liu	1,000	9,972	—	10,972	*

James M. Loree	1,065	1,969	—	3,034	*

Harish Manwani	6,481	—	—	6,481	*

Gilles Morel	190	—	2,106	2,296	*

William D. Perez	9,140	3,228	1,357	13,725	*

James W. Peters	23,505	544	42,242	66,291	*

Patricia K. Poppe	—	—	—	—	*

Larry O. Spencer	1,000	2,822	—	3,822	*

Michael D. White	2,700	16,338	—	19,038	*

All directors and executive officers as a group (19 persons) (5)	238,170	134,488	371,588	744,246	1.2%

(1)

Does not include 1,153,957 shares held by the Whirlpool 401(k) Trust (but does include 9,805 shares held for the accounts of executive officers). Includes restricted stock units (“RSU”) and performance stock units (“PSU”) that become payable (assuming that PSUs pay out at target) within 60 days of February 3, 2020, before deferrals and tax liabilities.

(2)

Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Non-employee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a non-employee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 3, 2020.

(4)	May include RSUs and option shares which cannot be voted until vesting or exercise, as applicable.

(5)	Total amounts reflect only those directors and officers of Whirlpool as of the date of this proxy statement.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	17

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation

We provide competitive compensation to attract and retain qualified directors and support stockholder alignment objectives. Our director compensation program consists of cash and stock retainers. For 2019, each director who served on the Board for the full year received one half of the annual retainer in cash and one half in stock. For 2020, the Corporate Governance and Nominating Committee determined to keep director compensation at the same level as for 2019. Non-employee director compensation is summarized in the table below:

Non-employee Director Compensation Element	2019		2020

Annual Cash Retainer	$145,000		$145,000

Annual Stock Retainer	$145,000	(1)	$145,000	(1)

Additional Annual Cash Retainer for Committee Chairs:

Audit Committee	$ 20,000		$ 20,000

Human Resources Committee	$ 20,000		$ 20,000

All Other Committees	$ 15,000		$ 15,000

Additional Annual Cash Retainer for Presiding Director	$ 30,000		$ 30,000

(1)

Reflects stock retainer granted on the date of the annual meeting of stockholders, with the number of shares determined by dividing the annual cash retainer by our closing stock price on the annual meeting date.

Deferral of Annual Retainer and Stock Grants

A non-employee director may elect to defer any portion of the annual cash retainer and annual stock award retainer until he or she ceases to be a director. Under this policy, when the director’s term ends, any deferred annual cash retainer will be paid in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Annual cash retainers deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Cash retainers deferred after December 31, 2004 may be allocated to notional investments that mirror those available to participants in our 401(k) plan, with the exception of the Whirlpool stock fund.

Stock Ownership Guidelines

The Board has established a guideline for non-employee directors to own Whirlpool stock equal in value to five times the annual cash retainer, with five years to achieve the guideline. Each non-employee director’s progress toward meeting the requirement is reviewed annually. As of the end of 2019, all non-employee directors had met, or were on track to meet, this requirement. These guidelines are based on a review of competitive market practice conducted by FW Cook, the Human Resources Committee’s independent compensation consultant.

Other Compensation Elements

For evaluative purposes, Whirlpool permits non-employee directors to test Whirlpool products for home use. Directors are not reimbursed for any income tax they incur as a result of this policy. Directors are reimbursed for business expenses related to attendance at Board and committee meetings and for attendance at qualified third-party director education programs. On rare occasions for personal convenience, a director’s spouse or other family member may accompany a director on a Whirlpool aircraft flight. No additional operating cost is incurred by Whirlpool in such situations and the director is taxed on the value of the benefit. A director’s qualifying charitable contribution of up to $10,000 will be matched by the Whirlpool Foundation annually. Whirlpool also pays the premiums to provide each non-employee director who served on the Board as of January 1, 2011 with (1) term life insurance while serving as a director, equal to one-tenth of the director’s basic annual cash retainer times the director’s months of service, unless the director has opted out of coverage, and (2) travel accident insurance of $1 million when traveling on Whirlpool business.

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NON-EMPLOYEE DIRECTOR COMPENSATION

2019 Non-employee Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)

Samuel R. Allen	190,000	144,904	1,545	336,449

Greg Creed	145,000	144,904	3,532	293,436

Gary T. DiCamillo	145,000	144,904	14,935	304,839

Diane M. Dietz	145,000	144,904	4,562	294,466

Gerri T. Elliott	145,000	144,904	1,545	291,449

Michael F. Johnston	165,000	144,904	23,532	333,436

John D. Liu	145,000	144,904	20,634	310,538

James M. Loree	145,000	144,904	1,545	291,449

Harish Manwani	145,000	144,904	1,659	291,563

William D. Perez	160,000	144,904	19,905	324,809

Patricia K. Poppe	5,910	—	3,667	9,577

Larry O. Spencer	145,000	144,904	1,791	291,695

Michael D. White	165,000	144,904	76,877	386,781

(1)	Represents all retainer fees for Board, Committee Chair, or Presiding Director service, before deferrals.

(2)

Reflects value of shares, before deferrals, awarded in 2019. As of December 31, 2019, none of our non-employee directors were deemed to have outstanding stock awards because all stock awards vest immediately.

(3)	The table below presents an itemized account of 2019 non-employee director “All Other Compensation”.

Name	Life Insurance Premiums ($)	Charitable Program (a) ($)	Whirlpool Appliances and Other Benefits ($) (b)	Total ($)

Samuel R. Allen	—	—	1,545	1,545

Greg Creed	—	—	3,532	3,532

Gary T. DiCamillo	—	10,000	4,935	14,935

Diane M. Dietz	—	—	4,562	4,562

Gerri T. Elliott	—	—	1,545	1,545

Michael F. Johnston	—	10,000	13,532	23,532

John D. Liu	4,769	10,000	5,865	20,634

James M. Loree	—	—	1,545	1,545

Harish Manwani	—	—	1,659	1,659

William D. Perez	—	10,000	9,905	19,905

Patricia K. Poppe	—	—	3,667	3,667

Larry O. Spencer	—	—	1,791	1,791

Michael D. White	26,518	35,129	15,230	76,877

(a)

Reflects 2019 interest cost related to a charitable program eliminated by the Board, prospectively, as of January 1, 2008. Through 2007, each non-employee director could irrevocably choose to relinquish some or all of their annual cash retainer, which Whirlpool could then, in its discretion, award to as many as three charities upon the director’s death. The maximum amount payable under the Charitable Program upon Mr. White’s death is $1.5 million. Mr. White is the only active director with a benefit under this program. Amounts also reflect matching contributions for director charitable contributions.

(b)

Includes the cost of Whirlpool products provided for personal use by directors. For Mr. Liu, also includes the cost of tickets to an industry event sponsored by Whirlpool. For Mr. Perez, also includes costs associated with certain family members accompanying Mr. Perez on Whirlpool aircraft for flights to and from one Board meeting.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	19

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

In this section, we provide a detailed description of our executive compensation programs, including our pay-for-performance philosophy, the business strategy-driven program design, the individual elements of the programs, the methodology and processes used by the Human Resources Committee (the “Committee”) to make compensation decisions, and the relationship between Whirlpool performance and compensation delivered in fiscal 2019.

The discussion in this CD&A focuses on our CEO, CFO, and the three most highly compensated executive officers (the “NEOs”) for the year, who were:
• Marc R. Bitzer	Chairman, President and Chief Executive Officer

• James W. Peters	Executive Vice President and Chief Financial Officer

• Joseph T. Liotine	Executive Vice President and President, Whirlpool North America Region (“NAR”)

• João C. Brega	Executive Vice President and President, Whirlpool Latin America Region (“LAR”)

• Gilles Morel (1)	Executive Vice President and President, Whirlpool Europe, Middle East and Africa (“EMEA”)

(1) Mr. Morel joined Whirlpool Corporation on April 1, 2019

I. Executive Summary

2019 Company Results

Whirlpool delivered strong financial results in 2019, including record earnings, strong cash flow, and significant improvements in our margins. Strong price/mix realization offset the negative impacts of tariff and raw material inflation. We continued our margin improvement in North America. Our EMEA business returned to profitability in the fourth quarter. And we achieved structural improvements to working capital. We continued to focus our business portfolio, as we completed the sale of our Embraco compressor business, and exited underperforming businesses in South Africa and Turkey. We achieved the following results in 2019:

• Delivered revenue of $20.4 billion, down 2.9% year over year but up 1.6% after adjusting for currency and the divestiture of our Embraco compressors business.(1)
• Delivered GAAP net earnings of $1.2 billion (5.8% net earnings margin), record earnings per share (“EPS”) of $18.45, and record ongoing (non-GAAP) EPS(1) of $16.00.

• Delivered ongoing (non-GAAP) EBIT(1) margin of 6.9% for the full year; GAAP and ongoing margins were driven by successful execution of price/mix actions and strong cost discipline, which offset headwinds from raw material cost inflation and tariffs.

• Continued to invest in manufacturing efficiency, product leadership, and innovation, including $532 million in capital expenditures and $541 million in research and development.
• Generated cash provided by operating activities of $1.2 billion and free cash flow(1) of $912 million, primarily driven by capital spend efficiencies and disciplined working capital management.

• Repaid the $1 billion term loan associated with the Embraco divestiture, strengthening our balance sheet and making strong progress towards our long-term gross debt-to-EBITDA target of approximately 2x.

• Continued our focus on leadership development and employee feedback, resulting in an improvement in our salaried employee engagement score to 86 — well above the benchmark of consumer products companies and above “best-in-class” companies across all industries.

(1) Fora reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please see Annex A.

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COMPENSATION DISCUSSION AND ANALYSIS

2019 Compensation Decisions

Our overall performance for 2019 included strong financial results relative to our short-term incentive metrics. Both our Ongoing EBIT and Free Cash Flow (“FCF”) results were above target, leading to an overall payout for our short-term incentive of 120% of target. However, Cumulative Ongoing EPS and Return on Invested Capital (“ROIC”) improvement results for the 2017 - 2019 performance period fell below the goals set for our long-term incentive at the beginning of the performance period, leading to a payout for our performance-based long-term incentive of 88% of target. Key compensation actions for 2019 are summarized in the table below:

Pay Element	2019 Action

Base Salary	2019 salary increases for Named Executive Officers ranged from 2.8% to 25%. See “Base Salary” below for details.

Short-term Incentive	2019 Ongoing EBIT and Free Cash Flow were both above target. Payout was determined to be 120% of target. See “Short-term Incentives” below for details.

Long-term Incentive	2017-2019 Cumulative Ongoing EPS was below target; 2017-2019 Average Annual Improvement in ROIC was above target. Payout was determined to be 88% of target. See “Long-term Incentives” below for details.

Pay-for-Performance Philosophy

Whirlpool is dedicated to achieving global leadership in all of our product categories and to delivering superior stockholder value. To achieve our objectives, we manage to a pay-for-performance philosophy based on the following guiding principles:

•	Compensation should be incentive-driven with a focus on both short-term and long-term results;

•	A significant portion of pay should be performance-based, with the portion varying in direct relation to an executive’s level of responsibility;

•	Components of compensation should be linked to the drivers of sustainable stockholder value over the long term; and

•	Compensation should be tied to an evaluation of business results and individual performance.

Stockholder Engagement and 2019 Executive Compensation Program Design

The Committee considers the results of the annual “Say on Pay” vote, among other factors, in making decisions regarding executive compensation programs. We received strong support with approximately 91% of the votes cast for our “Say on Pay” vote at our 2019 annual meeting voting in favor of our 2018 executive compensation programs. The Committee recognizes that market practices and stockholder views on executive compensation practices continue to evolve. In recognition of this, we regularly engage in discussions with our stockholders regarding compensation matters (see “Investor Engagement” under “Board of Directors and Corporate Governance”) and believe that this ongoing stockholder engagement process strengthens our understanding of investor priorities and the issues on which they are focused. The Committee works closely with its independent consultant and the management team to evaluate and make changes to provide executive compensation programs that are designed to effectively link pay with performance, support the creation of sustainable stockholder value over the long term, and consistently apply good governance practices.

After considering the “Say on Pay” results and general support of the compensation philosophy and design received during the stockholder outreach process described earlier, the Committee determined that our executive compensation programs continued to be appropriate. For 2019, the Committee eliminated performance cash units from the long-term incentive program and granted 30% of long-term incentive awards in stock options and the remaining 70% in performance stock units to enhance executive and long-term stockholder alignment.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Programs Highlights

The following table summarizes executive compensation practices that we have implemented to align pay with performance, as well as practices we avoid because we do not believe they serve the long-term interests of our stockholders.

What We Do		What We Don’t Do

✓	Pay for performance	Allow hedging or pledging of Whirlpool stock by executive officers, employees or directors

✓	Use an independent compensation consultant that is solely engaged to provide executive compensation services to Whirlpool	Provide excise tax gross-ups

✓	Cap short-term and long-term incentive award payouts at market-competitive levels	Enter into employment contracts except as required by local law or prevailing local market practice

✓	Maintain robust stock ownership guidelines for our executives (7x salary multiple for CEO)	Pay dividends or dividend equivalents on grants of any Performance Stock Units (“PSUs”) or Restricted Stock Units (“RSUs”) prior to vesting

✓	Subject all variable pay to a compensation recovery “claw-back”	Reprice or reload stock options

✓	Have “double-trigger” change-in-control agreements

✓	Carefully manage risk in our compensation programs to protect against unintended outcomes

✓	Provide market-competitive perquisites deemed necessary to attract and retain top talent

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COMPENSATION DISCUSSION AND ANALYSIS

II. What We Pay and Why

The Committee sets target compensation for each executive after careful consideration of several factors, including:

•	External competitive market pay levels and practices;

•	Internal business needs and strategic priorities;

•	Each executive’s role and responsibilities, experience, tenure, contributions, achievements, and past performance;

•	Future performance expectations and needs of Whirlpool;

•	Compensation history of each executive; and

•	Internal equity with other executives.

We have designed the elements of our compensation programs to reflect our pay-for-performance philosophy. The Committee creates a compensation approach for each NEO that contains a mix of compensation elements that it believes best addresses each NEO’s responsibilities and best achieves our overall compensation objectives.

Our compensation programs are designed so that an individual’s target compensation opportunity rises as job responsibility increases, with an increasing portion of performance-based compensation as a percentage of total target compensation. This design seeks to ensure that the most senior executives who are responsible for development and execution of our strategic plan are held most accountable for operational performance results and changes in stockholder value over time. As a result, actual total compensation for an executive is more dependent on performance than for employees at other levels, resulting in larger increases in realized pay when performance results exceed goals, and larger decreases when performance results fall short of expectations.

In addition, the Committee makes distinctions in the mix of cash and equity components in shaping each NEO’s compensation package. Generally, the portion of equity compensation rises with increasing job responsibility to provide further alignment in the interests of executives and our long-term stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Competitive Market Compensation Analysis

While the Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based solely on market practices. Whirlpool performance and compensation levels relative to similar companies and other market-competitive data is just one of several factors the Committee considers in deciding executive compensation.

For 2019, the Committee utilized the comparator group of companies listed below to provide competitive reference points for executive compensation. This comparator group was recommended based upon advice from FW Cook, and remained the same as the comparator group used to evaluate executive compensation in 2018. The companies in our comparator group meet multiple screening criteria, including revenue, income, assets, market capitalization, number of employees, lines of business, similarity to Whirlpool in global operations, and required management skills. Additionally, companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade customer relations and for possessing highly complex global supply chains and manufacturing footprints.

2019 Comparator Group

3M Company

Caterpillar, Inc.

Colgate-Palmolive Company

Cummins, Inc.

Danaher Corporation

Deere & Company

Eaton Corporation plc

Emerson Electric Co.

The Goodyear Tire & Rubber Company

Honeywell International, Inc.

Illinois Tool Works, Inc.

Ingersoll-Rand plc

Johnson Controls International plc

Kellogg Company

Kimberly-Clark Corporation

Lear Corporation

Newell Brands, Inc.

Parker Hannifin Corporation

Stanley Black & Decker, Inc.

Textron, Inc.

Based on information provided by FW Cook, the median statistics of our comparator group when the Committee determined NEO pay in February 2019 (dollar values in millions) were:

Measure	Median of Comparator Group	Whirlpool

Revenue (Trailing 12 Months (“TTM”))	$17,920	$21,079

Net Income (TTM)	$1,866	$(621)

Assets (Most Recent Quarter)	$19,691	$19,093

Market Capitalization (December 31, 2018)	$30,085	$7,854

Employees (As of December 31, 2018)	61,300	92,000

Note: Based on data available from S&P Capital IQ as of January 15, 2019, as analyzed by FW Cook.

We supplement the publicly disclosed compensation data from comparator companies with data from proprietary surveys purchased from third-party consulting firms and data vendors. These independently conducted surveys generally include data from numerous organizations across various industry groupings and specific international regions, and also allow for comparisons to be made on the basis of job scope and other measures relevant to Whirlpool. Our compensation analyses provide insight into prevailing market pay levels and leading practices in both compensation program design and governance.

24	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2019 Executive Compensation Elements

Element	Form	Characteristics/Purpose	2019 Metrics
Base Salary(1)	Cash	Fixed component based on responsibility, experience, and individual performance	N/A
Short-term Incentives (“PEP”)(1)	Annual Performance Cash Award	Performance-based variable cash incentive to reward for achieving annual financial and individual performance goals	Ongoing EBIT— 50% FCF — 50% +/– 25% Modifier for Individual Performance Results
Long-term Incentives (“SEP”)(1)	PSUs	Motivate and reward employees for the achievement of Company financial and strategic performance over a preset three-year period beginning January 1, and promote retention	Cumulative Ongoing EPS — 50% ROIC — 50%
	Stock Options	Provide incentive for long-term stock price appreciation and promote retention	Stock price appreciation
Other Benefits	RSUs	Provide incentive for long-term stock price appreciation and promote retention. As of 2019, only granted for special recognition and retention purposes	Stock price
	Health and Welfare Benefits	NEOs generally participate in the same health and welfare benefit programs available to substantially all salaried employees	N/A
Retirement Benefits(2)

U.S.-based NEOs participate in tax-qualified and non-qualified defined benefit and defined contribution retirement plans designed to provide a market-competitive level of income replacement upon achieving retirement eligibility and enable an orderly succession of talent

N/A
	Perquisites	Limited perquisites are designed to support a market-competitive compensation package	N/A

(1)	Target is generally market median for similar positions in the comparator group and compensation survey data

(2)	Target is median income replacement ratio for a broad-based group of companies based on survey data provided by outside consultant

Mix of Target Total Compensation

Short-term and long-term incentives constituted 90% of 2019 total target compensation for our CEO, and, on average, 75% of 2019 total target compensation for our other NEOs

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Programs - Design & Elements

Base Salary

To determine base salary levels for 2019, the Committee considered the competitive market data and recommendations provided by FW Cook and, with respect to the other NEOs, the CEO’s recommendations and our practice for 2019 salary increases. 2019 salaries were adjusted consistent with our compensation philosophy of targeting base salaries at the median of the competitive market. In some cases, base salaries may be higher or lower than median based on factors such as executive performance, experience, tenure, and responsibilities. The 2019 salaries and adjustments (effective March 1) for our NEOs were:

NEO	2018 Year-End Annual Salary		2019 Adjustment			2019 Year-End Annual Salary
			$		%

Marc R. Bitzer		$1,250,000		$35,000	2.8%		$1,285,000

James W. Peters		$650,000		$30,000	4.6%		$680,000

Joseph T. Liotine		$650,000		$65,000	10.0%		$715,000

João C. Brega (1)	BRL	2,184,000	BRL	546,000	25.0%	BRL	2,730,000

Gilles Morel (2)		—		—	—	EUR	625,000

(1)

Mr. Brega’s salary is noted in his home currency, Brazilian Reais. Converting his 2018 and 2019 year-end salaries into U.S. Dollars results in salaries of $553,753 and $692,191, respectively, using 12-month average exchange rates for 2019.

(2)

Mr. Morel joined Whirlpool on April 1, 2019. His 2019 salary was determined by the Committee based upon competitive market data and his experience and expertise. His salary is noted in his home currency, Euros. Converting his 2019 salary into U.S. Dollars results in a salary of $699,888, using 12-month average exchange rates for 2019.

The Committee increased Mr. Liotine’s 2019 salary based upon competitive market data and his increasing scope of responsibility. The Committee increased Mr. Brega’s 2019 salary in consideration of competitive market data, and his leadership of our direct-to-consumer and digital priorities.

Short-term Incentives

Annual awards of variable cash incentives are paid under the terms of the stockholder-approved Executive Performance Excellence Plan, which we commonly refer to as “PEP.” Consistent with our pay-for-performance philosophy, our short-term cash incentive program is designed to focus attention on short-term drivers of stockholder value creation, reflect Company financial and individual performance, and complement the metrics used in our long-term incentive program to create a balanced focus on the key drivers of our multi-year financial and operational strategy. The program is designed so that a significant portion of our NEOs’ short-term cash compensation is variable and directly tied to key performance results.

In 2019, the Committee established short-term incentive target opportunities as a percentage of base salary for each NEO, taking into account competitive market data. Mr. Morel’s initial short-term incentive target upon his hire was based upon external market data and internal equity with other executives. For our continuing NEOs, the Committee did not change 2019 short-term incentive targets (as a percentage of eligible base salary) relative to the targets for 2018. The target award levels are generally set at the median of the comparator group and are as follows:

NEO	2019 Short-term Incentive Target Award
	(as a % of Eligible Base Salary)	($)

Marc R. Bitzer	150%		$1,918,750

James W. Peters	90%		$607,500

Joseph T. Liotine	100%		$704,167

João C. Brega (1)	100%	BRL	2,730,000

Gilles Morel(2)	85%	EUR	398,438

(1)	Mr. Brega’s target is noted in his home currency, Brazilian Reais. Converting into U.S. Dollars results in a target of $692,191, using 12-month average exchange rates for 2019.

(2)

Mr. Morel joined Whirlpool on April 1, 2019. His 2019 short-term incentive target was pro-rated based upon his start date. Mr. Morel’s target is noted in his home currency, Euros. Converting into U.S. Dollars results in a target of $446,179, using 12-month average exchange rates for 2019.

26	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Committee determined each NEO’s actual payout by reference to a Company Performance Factor ranging from 0% to 200% and based on performance metrics aligned with our critical objectives for the year. In the event of significant individual accomplishments or shortfalls, the Committee may choose to apply an Individual Performance Factor of up to +/- 25% (or greater or less than this percentage in its discretion, but in no case as would result in an award more than 200% of target). The maximum payout opportunity for each NEO is capped at 200% of target. The 2019 approach is summarized in the illustration below:

*

Ongoing EBIT measure excludes items that may not be indicative of, or are unrelated to, results from our ongoing business operations. Ongoing EBIT consists of GAAP net earnings available to Whirlpool before net earnings (loss) available to non-controlling interests, income tax expense (benefit), and interest expense, and excludes restructuring expense, Brazil indirect tax credit benefits, (gain) loss on sale and disposal of businesses, product warranty and liability expense, sale-leaseback, real estate and receivable adjustments, and a trade customer insolvency claim settlement.

**

Free Cash Flow consists of GAAP cash provided by operating activities after capital expenditures, proceeds from the sale of assets/businesses, and changes in restricted cash and repayment of outstanding term loan.

Each NEO had responsibilities focused on the Global Corporate Enterprise in 2019. The Global Corporate Enterprise objectives for 2019 were Ongoing EBIT, weighted 50%, and Free Cash Flow, weighted 50%. These were the same metrics and same weightings as 2018, and are designed to reflect our balanced focus on optimizing cash flow in addition to improving earnings. We chose Ongoing EBIT and Free Cash Flow because they are key drivers of stockholder value used by us to communicate with the investment community and closely tracked by our investors in measuring our financial performance. The goals and ranges established by the Committee and actual 2019 performance, appear in the table below:

Performance Measure	Weighting	Threshold (0% payout)	Target (100% payout)	Maximum (200% payout)	2019 Actual Result	Payout

Ongoing EBIT	50%	$950M	$1,350M	$1,550M	$1,414M	132%

Free Cash Flow	50%	$450M	$850M	$1,250M	$912M	116%

The Committee determined levels of achievement based on our financial results as follows:

•	Ongoing EBIT of $1.4 billion was above the target goal of $1.35 billion; and

•	Free Cash Flow of $912 million was above the target goal of $850 million.

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COMPENSATION DISCUSSION AND ANALYSIS

Whirlpool experienced raw material inflation, tariffs, and currency volatility during the year which unfavorably impacted Ongoing EBIT in 2019. However, we effectively implemented cost-based price increases, and successfully reduced operating costs and improved productivity to overcome the additional external costs. Free Cash Flow was driven by structural improvements to working capital management.

Based on performance results relative to the goals, and after consideration of certain business circumstances, in particular the fact that a portion of Free Cash Flow was attributable to certain net positive one-time events, the Committee determined an overall 2019 Company Performance Factor of 120% for NEO awards.

The Committee determined the actual payout to each NEO by multiplying the NEO’s target award by the applicable Company Performance Factor and using judgment to assess individual performance. Refer to pages 31-32 for a description of individual performance factors considered for each NEO.

Long-term Incentives

The Committee makes annual grants of long-term incentives (“LTI”) to focus executives on longer-term financial and strategic objectives, to align management’s interests with those of our stockholders, and to attract, retain, and motivate the executive talent that Whirlpool requires. These LTI awards, which we commonly refer to as Strategic Excellence Program awards, or “SEP,” were made under the stockholder-approved 2018 Omnibus Stock and Incentive Plan. Grants prior to 2018, including the payout of the 2017-2019 Performance Share Units and Performance Cash Units, were made under the Amended and Restated 2010 Omnibus Stock and Incentive Plan.

The Committee, with the assistance of FW Cook, establishes the LTI target opportunity for each NEO after reviewing competitive market practices, the executive’s level of responsibility, and the executive’s ability to contribute to our long-term success.

LTI awards typically consist of a combination of PSUs and stock options. Prior to 2019, SEP awards may also have included performance cash units (“PCUs”) and RSUs, as was the case for Messrs. Liotine and Brega in 2017 and 2018. Beginning in 2019, 30% of SEP award value for NEOs was granted in the form of stock options, with the remaining 70% granted in the form of PSUs.

Equity Award Grant Practices

Generally, the Committee grants annual equity awards to employees, including NEOs, on a single date at its regularly scheduled meeting in February. This meeting occurs after we release earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made. The actual number of stock units and stock options are awarded based on the closing stock price on the date of grant. A Black-Scholes valuation methodology is used to determine the grant date value for stock options. In the case of Mr. Morel, the Committee granted equity awards to him on April 1, 2019, his first day of employment with Whirlpool.

Performance Stock Units and Performance Cash Units: PSUs and PCUs are tied directly to our financial and strategic performance over a three-year performance period beginning each January 1. Each annual grant rewards for the achievement of specific long-term strategic goals designed to deliver long-term stockholder value. The performance measures and goals are established by the Committee based on our internal operating plan and expectations for the three-year performance period. These awards also promote executive retention as the executive must generally remain employed with Whirlpool through the end of the performance period in order to vest in the award. Beginning in 2019, the Committee discontinued awards of PCUs, such that all long-term incentive awards are granted entirely in equity, in order to further align employee incentives with stockholder interests. PCUs that were granted in 2017 and 2018 for certain NEOs pay out in 2020 and 2021, respectively, subject to achievement of performance goals.

Stock Options: Stock options generally vest over a three-year period in equal annual installments and are exercisable over a ten-year term, promoting a focus on long-term stock value creation, as well as executive retention derived from continued service vesting requirements. Stock options granted by the Committee have a one-year minimum vesting period.

Time-vesting Restricted Stock Units: RSUs provide potential appreciation opportunity as our stock price increases. We also grant RSUs to attract, retain, and provide additional incentive to our executives. RSUs generally vest in equal installments over three to five years of continued employment, as determined by the Committee, which provides a retention benefit over the vesting period. Beginning in 2019, the Committee discontinued awards of time-vesting RSUs to NEOs as part of the SEP award, in order

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COMPENSATION DISCUSSION AND ANALYSIS

to increase the focus on performance. However, the Committee may still grant RSUs for retention, promotion or recruiting purposes, such as the 2019 new hire award to Mr. Morel.

2019 SEP Awards

For 2019, the Committee selected a three-year performance period for the achievement of performance goals, with the number of PSUs earned to be determined and vested in February 2022 based on performance results for the period from 2019 through 2021.

The Committee established 2019 LTI target award levels and mix for the NEOs as follows:

Named Executive Officer	2019 SEP Target Award			Percentage of 2019 SEP Target Award comprised by:
				PSUs	Stock Options

Marc R. Bitzer		$9,059,250		70%	30%

James W. Peters		$2,040,000		70%	30%

Joseph T. Liotine		$2,323,750		70%	30%

João C. Brega	BRL	3,412,500	(1)	70%	30%

Gilles Morel	EUR	625,000	(2)	70%	30%

(1)	Mr. Brega’s SEP Target is noted in his home currency, Brazilian Reais. Converting into U.S. Dollars results in a target of $865,238, using 12-month average exchange rates for 2019.

(2)	Mr. Morel’s SEP Target is noted in his home currency, Euros. Converting into U.S. Dollars results in a full-year target of $699,888, using 12-month average exchange rates for 2019.

For the 2019-2021 performance period, the measures for the PSUs are Cumulative Ongoing EPS and average ROIC, each equally weighted at 50%. These measures were chosen because they represent important indicators of Company growth, profitability and capital efficiency, which are key drivers of sustainable stockholder value creation. These two measures, and the 50%/50% weighting of these measures, remained the same as those used for the 2018 grants of PSUs and PCUs.

The Committee established that performance results meeting target goals would result in a payout equal to 100% of the target award, while stronger performance would result in increased award levels up to a maximum payout of 200% of the respective target award. Performance below target goals will result in a payout of less than 100%, and potentially 0%. The Committee established the performance goals for the PSUs to encourage strong, focused performance. Given the economic and market conditions at the time of grant, the goals were designed to be challenging but achievable, while performance levels resulting in maximum payouts were designed to be aggressive, stretch goals.

Special Recognition and Retention Awards

The Committee periodically grants additional “off-cycle” equity awards to key employees, including NEOs, in connection with promotions, recruitment and retention efforts, succession planning, or significant accomplishments or achievements.

In February 2019, the Committee granted a special performance award of 15,000 PSUs to Mr. Brega to incentivize the achievement of two key objectives (each worth 7,500 PSUs): (1) the successful completion of the strategic divestiture of our Embraco business, and (2) cumulative ongoing EBIT for the Latin America Region during the 2019 - 2021 performance period. The award will vest in part or in full on March 1, 2023, subject to achievement of the performance goals.

In April 2019, the Committee granted a special award of 6,000 RSUs to Mr. Morel, in connection with his employment as Executive Vice President and President, Whirlpool EMEA. The award is intended to partially offset compensation Mr. Morel forfeited upon his departure from his prior employer and will vest in equal installments on May 1, 2021 and May 1, 2022, subject to his continued employment through the applicable vesting date.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance-based Award Payouts for the 2017-2019 Performance Period

For PSUs and PCUs granted in 2017 (with a 2017-2019 performance period) the performance goals were Cumulative Ongoing EPS (50% weighting) and average annual improvement in ROIC (50% weighting). Average annual improvement in ROIC averages the payout percentage achieved for each year of the three-year performance cycle, based on a target of 0.5% improvement in ROIC each year relative to the prior year’s ROIC performance. The Committee established a payout range from 0% to 200% for performance against each of these measures. These metrics were selected because they represent important measures of profitability, growth and capital efficiency, which are key drivers of sustainable stockholder value creation.

*

For purposes of the Company Performance Factor, the Cumulative Ongoing EPS metric was based on GAAP EPS excluding restructuring expenses, out-of-period adjustment related to our China business, France antitrust settlement, impairment of EMEA goodwill and intangibles, trade customer insolvency, divestiture-related transition costs, Brazil indirect tax credit benefits, (gain) loss on sale and disposal of businesses, product warranty and liability expense, certain sale-leaseback, real estate and receivable adjustments, and a trade customer insolvency claim settlement. We define ROIC as ongoing EBIT (with the same exclusions as Cumulative Ongoing EPS) after taxes divided by total invested capital, defined as total assets less non-interest bearing current liabilities (“NIBCLS”). NIBCLS is defined as current liabilities less current maturities of long-term debt and notes payable. For the 2017-2019 performance period, invested capital excludes Right of Use (“ROU”) assets related to lease accounting standards changes. ROIC calculation utilizes a constant 24% tax rate each year for consistency across the three-year period.

When setting financial goals and evaluating actual results, the Committee determined that the target financial objectives would exclude certain items which were not viewed as reflective of ongoing business performance, including changes in accounting rules that were not anticipated when goals were established.

		Performance Goals (Payout % Target)

Performance Measure	Weighting	Threshold (0%)	Target (100%)	Maximum (200%)	2017-2019 Actual	Payout

Cumulative Ongoing EPS (1)	50%	$38.00	$48.00	$56.00	$44.90	74%

3-year Average Annual Improvement in ROIC	50%	-0.2%	+0.5%	+1.5%	(2)	103%

(1)	Performance goals and payouts for Cumulative Ongoing EPS do not follow a linear relationship; ongoing EPS for the 2017, 2018, and 2019 fiscal years were $13.74, $15.16, and $16.00, respectively.

(2)

Improvement in ROIC reflects a three-year average improvement, with each year calculated separately, and the resulting annual payouts averaged. Annual Improvement of ROIC was -1.10% in 2017, resulting in a payout of 0% for that year; +1.00% in 2018, resulting in a payout of 158% for that year; and +0.90% in 2019, resulting in a payout of 150% for that year. The average of the 0%, 158% and 150% payouts was 103%.

Over the three-year performance period, Whirlpool delivered solid results with margin expansion in our North America region and took decisive actions to overcome significant challenges around the globe. We successfully implemented cost-based price increases and global fixed cost reduction initiatives to overcome significant raw material, tariff, and currency impacts. Additionally, we took a number of strategic actions to focus our business portfolio including the sale of our Embraco compressor

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COMPENSATION DISCUSSION AND ANALYSIS

business and exiting of under-performing businesses in certain countries. We also were successful in returning our EMEA region to profitability in the fourth quarter of 2019.

With respect to the Company Performance Factor, the Committee determined that overall performance was below target, resulting in a Company Performance Factor of 88%.

Performance Assessment and Resulting Awards

Marc R. Bitzer Chairman and CEO
CEO Pay Mix

Mr. Bitzer’s total pay in 2019 was $12,640,872. This value is based on his (a) actual base salary received during the year, (b) actual short-term incentive earned for 2019, and (c) the grant date fair value of 2019 equity awards.

Compensation Element	Value	Rationale

Salary	$1,279,167	Mr. Bitzer’s salary increased by 2.8% over 2018.

Short-term incentive	$2,302,500 120% Company Performance Factor and no individual performance modifier applied

Mr. Bitzer served as Whirlpool Corporation’s Chairman of the Board and CEO during 2019. His 2019 achievements included:

• Increased the strength of our executive leadership team, including the onboarding of a new President of EMEA and four new members of the corporate Executive Committee;

• Implemented cost-based price increases with limited loss of demand to position the business for success;

• Oversaw the successful turnaround of the EMEA business, including a return to profitability in the fourth quarter of 2019; and

• Continued to refocus the business portfolio and re-allocate capital, including exits from Turkey and South Africa, and the completion of the divestiture of our Embraco compressor business.

Using a Company Performance Factor of 120%, the Committee determined that Mr. Bitzer’s resulting short-term incentive award for 2019 performance was $2,302,500.

Long-term incentive	$9,059,205	Represents the grant date fair value of the target award, with 30% represented by stock options and 70% represented by PSUs, with a 2019-2021 performance period.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Named Executive Officers

The CEO’s recommendations for Messrs. Peters, Liotine, Brega, and Morel were based on Company performance and his review of individual performance. The following information provides highlights of specific individual and business performance considered in the pay recommendations for the other NEOs, and the resulting awards under the short-term incentive program.

James W. Peters, Executive Vice President and Chief Financial Officer

Mr. Peters is responsible for developing and implementing financial and accounting plans and maintaining positive relationships with investors, financial institutions and regulators. His 2019 achievements included:

• Oversaw delivery of record EPS and strong cash flow, in part attributable to structural improvements in working capital; and

• Implemented a number of deleveraging actions, making significant progress toward long-term gross Debt/EBITDA goal

Using a Company Performance Factor of 120%, the Committee determined that Mr. Peters’ resulting short-term incentive award for 2019 performance was $729,000.

Joseph T. Liotine, Executive Vice President and President, Whirlpool North America

Mr. Liotine leads our operations in the North America region, as well as our global KitchenAid small domestic appliance business. In 2019, he also assumed responsibility for Whirlpool’s Global Information Services organization. His 2019 achievements included:

• Very strong operational results for North America, including record EBIT margins of 13.3% in the fourth quarter, in spite of inflationary headwinds from raw material costs and tariffs;

• Executed cost-based price increases while maintaining market share, combined with cost takeout and productivity initiatives; and

• Initiated a process to globalize the Global Information Services organization to better support our strategic imperatives.

Using a Company Performance Factor of 120%, the Committee determined that Mr. Liotine’s resulting short-term incentive award for 2019 performance was $845,000.

João C. Brega, Executive Vice President and President, Whirlpool Latin America

Mr. Brega leads our operations in the Latin America region. His 2019 achievements included:

• Oversaw the closing of the sale of our Embraco compressor business, and continued the integration of the Latin America Region; and

• Led strong organic net sales growth of +9.3%, driven by market share gains in Brazil and strong growth in Direct to Consumer sales.

Using a Company Performance Factor of 120%, the Committee determined that Mr. Brega’s resulting short-term incentive award for 2019 performance was BRL 3,276,000 ($830,629 using 12-month average exchange rates for 2019).

Gilles Morel, Executive Vice President and President, Whirlpool Europe, Middle East and Africa (EMEA)

Mr. Morel leads our operations in EMEA. He joined Whirlpool in April 2019. His 2019 achievements included:

• Successfully transitioned to leading the EMEA region and led development of the EMEA leadership team; and

• Successfully implemented EMEA business turnaround actions, including execution of cost reduction actions, which returned the EMEA region to profitability in the fourth quarter of 2019.

Using a Company Performance Factor of 120%, the Committee determined that Mr. Morel’s resulting short-term incentive award for 2019 performance (pro-rated for his April start date) was EUR 478,125 ($535,414 using 12-month average exchange rates for 2019).

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COMPENSATION DISCUSSION AND ANALYSIS

Other Elements of Compensation

Benefits and Perquisites

We provide competitive perquisites to executives, including financial planning services (including tax preparation and estate planning), limited use of Whirlpool-owned and leased property, product exchanges and discounts, home security systems, relocation assistance, and comprehensive executive health evaluations. These perquisites are designed to support a market-based competitive total compensation package, which allows us to attract and retain key talent and enhances the productivity of our management team by enabling them to focus their efforts on Whirlpool business. Mr. Brega is eligible to receive Company-provided insurance premiums and the use of a Company-provided car and driver in Brazil for personal security reasons, consistent with prevailing market practices for executives in Latin America. Mr. Morel is eligible for a Company car and driver, consistent with market practice in EMEA. Mr. Morel also received certain relocation and other benefits when he joined Whirlpool, including temporary living, housing allowance, tuition reimbursement for children (through completion of primary school), and household goods moving expenses.

For purposes of personal security, productivity, and immediate availability, Mr. Bitzer was entitled to use Company aircraft for personal use in 2019. Other executives may be granted limited use of the aircraft with the permission of the CEO. The value of this benefit is treated as taxable income, and the executive is responsible for all associated taxes. In 2019, the Committee approved an aircraft timeshare arrangement with Mr. Bitzer, under which Mr. Bitzer reimburses Whirlpool for personal use flights, once personal use cost exceeds $80,000 in one year.

Beginning in 2020, we have discontinued Company-paid financial planning, tax preparation and estate planning services for executive officers.

Retirement

NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon retirement through a combination of qualified and non-qualified plans. These plans are designed to attract and retain high-quality executives by providing market-competitive benefit levels, and also support our leadership development objectives by providing senior executives with an opportunity to accumulate sufficient resources to retire from Whirlpool at appropriate times, thereby enabling an orderly succession of talent throughout the organization.

We periodically assess retirement benefits for our senior leaders, including each of the U.S.-based NEOs, against data provided to the Willis Towers Watson Employee Benefits Information Center (“Willis Towers Watson”) by other U.S. companies that provide survey data on executive benefits. In 2015, we last reviewed with Willis Towers Watson comparisons of data obtained from 54 companies with revenue between $10 billion and $45 billion. Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group.

This review is an important factor used in determining the median retirement income replacement ratio among similarly situated executives at such companies and in setting the target amount of total retirement benefits for our U.S.-based NEOs. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the U.S.-based NEOs are currently at a competitive level when compared to the other companies in the survey.

III. Policies and Practices

Stock Ownership Guidelines

The Committee has established robust stock ownership guidelines. Our guidelines are designed to ensure that our NEOs and other senior leaders have a significant stake in our long-term success and they help to further align the interests of executives with those of our stockholders. These ownership guidelines consider our use of long-term equity incentives as well as a review of competitive market practices. The guidelines are expressed as multiples of base salary and vary based on an individual’s level in the organization. Ownership guidelines are as follows:

Position / Level	Ownership Guideline

Chairman and Chief Executive Officer	7 x salary

Chief Financial Officer and Regional Presidents	5 x salary

Other Executive Vice Presidents	4 x salary

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COMPENSATION DISCUSSION AND ANALYSIS

The guidelines require each executive to achieve their respective level of stock ownership within five years of their hire date or date of most recent promotion. For compliance with these guidelines, ownership includes shares purchased on the open market, shares owned jointly with spouses and children, shares held in the Whirlpool 401(k) Retirement Plan, shares obtained through stock option exercises (but not including unexercised stock options), and shares owned outright (including those in which the executive has deferred distribution). Unvested RSUs and unvested PSUs are not included for purposes of determining compliance with the guidelines.

The Committee annually reviews the progress of each NEO toward achieving the applicable level of ownership. During the Committee’s most recent annual review of executive stock ownership in October 2019, each NEO met his applicable stock ownership guideline, or was on track to meet the guideline and still in his five-year accumulation period.

Compensation Recovery Policy (Clawback)

The short-term incentive and omnibus stock incentive plans include “clawback” provisions under which the repayment of awards may be required under certain circumstances. Under these plans, the Committee may require repayment of an award if the participant is terminated or otherwise leaves employment with Whirlpool within two years following the vesting date of the award and such termination of employment is in any way connected with any misconduct or violation of Whirlpool policy. The plans also contain provisions that allow the Committee to subject awards to the potential clawback of granted cash and equity in the event of a material financial restatement. Moreover, these plans provide that the Committee may require repayment of awards if a participant becomes employed with a competitor within the two-year period following termination of employment, or for any other reason considered by the Committee in its sole discretion to be detrimental to Whirlpool or its interests.

Hedging and Pledging

The Whirlpool Corporation Insider Trading Policy prohibits:

•	Hedging (or any transaction with similar effect) by any employee or director.

•	Pledging or trading on margin (or any transaction with similar effect) by any executive officer or director.

Non-Competition / Non-Solicitation Agreements

We maintain non-competition and non-solicitation agreements with senior leaders, including each of our U.S.-based NEOs, to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards.

Post-Employment Provisions

Our U.S.-based NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. We have also entered into Compensation Benefits and Assurance Agreements with each NEO, to provide benefits in the event of a qualifying termination following a change in control of Whirlpool. These agreements are intended to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool, and to promote orderly succession of talent and support our overall attraction and retention objectives. These agreements align our change in control severance program with current best practices in this area by imposing a “double-trigger” requirement under which benefits under these agreements are triggered only upon the occurrence of both a change in control event and the termination of the employment relationship by Whirlpool without cause or by the executive for good reason. The agreements do not provide “golden parachute” excise tax gross-ups.

Employment Contracts

Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. We do not have employment contracts in place with any of the U.S.-based NEOs. Consistent with local practice, we have employment contracts in place with Mr. Brega and Mr. Morel.

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COMPENSATION DISCUSSION AND ANALYSIS

IV. How Compensation Decisions Are Made

Role of the Human Resources Committee

The Committee has overall responsibility for Whirlpool Corporation’s executive compensation programs. In February each year, the Committee:

•

Reviews Company performance and individual executive performance for the prior year and approves payouts under our short-term incentive plan for all Executive Committee members, including our CEO and other NEOs.

•	Reviews performance results for the prior performance period and approves payouts for our long-term incentive plan.

•	Establishes the performance measures, performance goals and payout levels for awards under our short-term and long-term incentive plans for the upcoming performance periods.

•	Considers and determines the principal elements and target compensation for each NEO, including our CEO.

At its other meetings throughout the year, the Committee also:

•	Evaluates the overall effectiveness of our compensation philosophy and programs in supporting our business strategy and human resources objectives.

•	Reviews and approves the Comparator Group used to understand competitive market practices.

•	Reviews management’s recommendations regarding hiring, promotion, retention, severance, and compensation for individual executives.

To determine target pay levels, the Committee relies on external competitive market data, internal equity among the executives, individual performance and contributions, and guidance from its independent compensation consultant, FW Cook. To determine the payout of incentive awards, the Committee considers Company performance and management’s assessment of individual performance. While the Committee requests and considers advice and recommendations from its consultant and from management, ultimately the Committee decides these matters in its sole discretion.

Role of the Independent Compensation Consultant

The Committee engages an independent compensation consultant to advise on our executive compensation programs and practices. The Committee has the sole authority and responsibility to select, retain, and terminate any consulting firm assisting in the evaluation of executive compensation, and to approve the compensation consultant’s fees and terms of engagement. The Committee continued to retain FW Cook in 2019 as its independent compensation consultant because of its extensive expertise and its independence from any other business relationship with Whirlpool.

FW Cook did not perform any services for Whirlpool in 2019 other than those requested by the Committee related to executive compensation and board of director compensation. In 2019, FW Cook assisted with and advised the Committee on a variety of ongoing items, including review of materials prepared by management in advance of Committee meetings, review of public disclosures (including this CD&A and the accompanying tables and narrative footnotes), review of the Comparator Group, CEO compensation and analysis and advice to the Committee on typical market practices, emerging trends and best practices.

As part of its ongoing role, FW Cook reviews compensation provided to the NEOs, based on an assessment of the compensation of executives in comparable positions within the Comparator Group (described under “Competitive Market Compensation Analysis”).

The Committee determined that the work of FW Cook did not raise any conflicts of interest in 2019. In making this assessment, the Committee considered the independence factors enumerated under SEC and NYSE rules, including the fact that FW Cook does not provide any other services to Whirlpool, the level of fees received from Whirlpool as a percentage of FW Cook’s total revenue, policies and procedures employed by FW Cook to prevent conflicts of interest, and whether FW Cook or the individual FW Cook advisors to the Committee own any Whirlpool stock or have any business or personal relationships with members of the Committee or our executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Management

Each year, the CEO and Chief Human Resources Officer make recommendations to the Committee regarding the design of the compensation and benefit programs for all executive officers. In addition, the CEO makes recommendations with respect to base salary, target short-term incentive compensation, target LTI compensation, and total compensation levels for the NEOs other than himself, based on his assessment of individual performance and contributions to Whirlpool. The CEO and Chief Human Resources Officer recommend the performance measures and the performance goals for the short-term cash incentive and LTI programs for adoption by the Committee. The Committee has authority to adopt or modify these metrics in its sole discretion. In addition, the CEO assesses the individual performance of the other NEOs to assist the Committee in making determinations regarding incentive program award payouts.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon this review and discussion, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Whirlpool Corporation’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019.

HUMAN RESOURCES COMMITTEE

Michael F. Johnston, Chair	Diane M. Dietz
Samuel R. Allen	William D. Perez
Harish Manwani	Greg Creed

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2019 EXECUTIVE COMPENSATION TABLES

2019 Summary Compensation Table

The following table presents compensation information for our NEOs during 2019 and, to the extent required to comply with SEC executive compensation disclosure rules, 2018 and 2017 fiscal years.

The table may not reflect the actual compensation received by any NEO for the periods indicated. For example, amounts recorded in the Stock Awards and Option Awards columns reflect the grant date fair value of the awards at the award date and the targeted compensation for certain performance-based equity awards. The actual value of compensation realized by a NEO may vary from the amount reported below due to Company performance relative to pre-established incentive award criteria, the stock price on award distribution dates, and, in the case of stock options, differences between the stock price on the grant date and the stock price at exercise. As a second example, the amounts reported in the Change in Pension Value and Non-qualified Deferred Compensation Earnings column represent an actuarial present value which may significantly increase or decrease reportable compensation in any given year depending on interest rates and other factors.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)

Marc R. Bitzer President and Chief Executive Officer	2019	1,279,167	—	6,341,437	2,717,768	2,302,500	1,171,410	187,212	13,999,494
	2018	1,250,000	—	4,374,836	4,374,977	1,462,500	178,692	195,270	11,836,275
	2017	1,091,667	—	2,099,879	2,100,075	591,798	621,618	241,327	6,746,364

James W. Peters Executive Vice President and Chief Financial Officer	2019	675,000	—	1,427,883	612,072	729,000	482,013	81,218	4,007,186
	2018	641,667	—	812,381	812,463	522,255	—	102,820	2,891,586
	2017	588,333	—	749,868	750,002	230,606	301,653	69,500	2,689,962

Joseph T. Liotine Executive Vice President and President, Whirlpool North America	2019	704,167	—	1,626,610	697,211	1,161,800	546,778	59,992	4,796,558
	2018	641,667	—	812,380	406,212	862,888	1,022	45,910	2,770,079
	2017	595,000	—	3,377,596	360,008	371,998	285,394	53,015	5,043,011

João C. Brega Executive Vice President and President, Whirlpool Latin America (1)	2019	670,892	—	2,734,104	275,937	975,659	—	198,173	4,854,765
	2018	589,295	—	423,460	211,752	583,979	—	218,113	2,026,599
	2017	638,130	—	3,076,372	209,373	309,561	—	215,327	4,448,763

Gilles Morel Executive Vice President and President, EMEA (2)	2019	524,916	111,982	1,177,823	158,999	535,414	—	198,892	2,708,026

(1)	Compensation amounts for Mr. Brega paid in Brazilian Reais have been converted to U.S. Dollars using a monthly average currency conversion rate for the applicable year.

(2)

Mr. Morel joined Whirlpool on April 1, 2019. As part of his compensation, Mr. Morel received a sign-on bonus of 100,000 Euros. Compensation amounts for Mr. Morel paid in Euros have been converted to U.S. Dollars using a monthly average currency conversion rate for the applicable year.

(3)

Reflects grant date fair value of target PSUs, which represents the probable attainment level of these awards at the time of grant, and RSUs. See our “Share-Based Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used to account for these awards. PSUs have a potential payout of 0% to 200% of the target amount. The grant date fair values of the maximum possible payout with respect to the 2019 PSU awards are as follows:

Name	2019 ($)

Marc R. Bitzer	12,682,874

James W. Peters	2,855,766

Joseph T. Liotine	3,253,220

João C. Brega	1,287,408

Gilles Morel	742,005

For the actual number of PSUs earned for the 2017-2019 performance period as well as target awards for the 2018-2020 and 2019-2021 performance periods, see the “2019 Outstanding Equity Awards at Fiscal Year-End” table.

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2019 EXECUTIVE COMPENSATION TABLES

(4)

Reflects the grant date fair value of stock option awards. See our “Share-Based Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used in calculating these values.

(5)

Represents the cash incentive awards earned in 2019 under our short-term incentive program. For Messrs. Liotine and Brega, the 2019 amount also includes the equivalent of $316,800 and $145,030, respectively, in PCUs earned, which had a performance period from 2017-2019, and were certified by the Committee on February 17, 2020.

(6)

Reflects the change in actuarial present value of these benefits from December 31, 2018 to December 31, 2019. See the “2019 Pension Benefits” table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(7)	The following table presents an itemized account of the amounts shown in the “All Other Compensation” column for each NEO in 2019:

Name	Personal Use of Whirlpool Aircraft (a) ($)	Other Perquisites (b) ($)	Defined Contribution Plan Contributions (c) ($)	Car & Driver (d) ($)	Insurance Premiums (e) ($)	Relocation (f) ($)	Total ($)

Marc R. Bitzer	80,500	17,170	89,542	—	—	—	187,212

James W. Peters	24,027	9,941	47,250	—	—	—	81,218

Joseph T. Liotine	—	10,700	49,292	—	—	—	59,992

João C. Brega	—	5,360	100,372	45,515	46,926	—	198,173

Gilles Morel	—	805	—	84,414	—	113,673	198,892

(a)

Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees, and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)

Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices; financial planning and tax services; personal use of property that we own or lease primarily for business purposes; comprehensive health evaluations; and home security.

(c)

Represents Company contributions to the 401(k) Retirement Plan and the 401(k) Restoration Plan for Messrs. Bitzer, Peters, and Liotine. The amount for Mr. Brega consists of Whirlpool contributions to a defined contribution plan account maintained in Brazil.

(d)

For Mr. Brega, this amount includes the incremental cost to Whirlpool for providing a car and driver for security reasons and is consistent with local prevailing market practices for company executives in Brazil. This amount reflects the car lease and driver compensation cost. For Mr. Morel, this amount includes the cost of the Company-provided car and driver, consistent with typical market practices for executives in Italy. This amount reflects the car lease and driver compensation cost.

(e)	Represents Company payments to provide life and health insurance programs to Mr. Brega, consistent with those programs customarily provided to executive-level employees of companies in Brazil.

(f)	Represents Company paid cost of temporary housing, household goods moving expenses, and other expenses associated with Mr. Morel’s relocation to Italy in conjunction with his joining Whirlpool.

2019 Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the 2019 Summary Compensation Table. In February 2019, we granted short-term cash incentives to our NEOs under PEP, and long-term incentives consisting of PSUs and non-qualified stock options under the Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan. Information regarding the treatment of these awards upon a qualifying termination following a change in control is set forth below and under the “2019 Potential Post-Termination Payments” section later in the proxy statement.

The Committee established both target and maximum award levels of PSUs with actual awards to be determined based on the achievement of specified performance objectives over a three-year performance period (2019 - 2021). Upon completion of the performance period, the Committee will approve award amounts in February 2022, determining the number of PSUs earned based on the level of achievement of the performance objectives. These PSU awards are scheduled to vest on March 1, 2022.

Generally, an executive must be employed by Whirlpool on the last day of the performance period in order to earn the short-term incentive award, and be employed by Whirlpool on the vesting date in order to earn the PSU awards. However, a retirement-eligible NEO who retires during the performance period may receive a prorated portion of the PSU award, once the final award amount is determined by the Committee after the end of the performance period.

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2019 EXECUTIVE COMPENSATION TABLES

With respect to PSU awards, if an NEO dies or becomes disabled during the performance period, the award payout determined by the Committee at the end of the performance period is prorated based on the number of months of service completed over the three-year performance period.

Stock option grants are issued with an exercise price equal to the closing price of Whirlpool common stock as reported on the NYSE on the award date. The option term is ten years and options vest in three substantially equal annual installments, subject to the NEO’s continued employment through the applicable vesting date. If the NEO dies or becomes disabled, the stock options immediately vest and expire three years from the date of the event or the original expiration date (whichever occurs first), provided that some options may allow for a post-termination exercise period of at least one year. If the NEO retires, the stock options immediately vest and expire five years from the retirement date or the original expiration date (whichever occurs first). Options cannot be exercised before the first anniversary of the grant.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Marc R. Bitzer

PEP - Cash (2)	—	0	1,918,750	3,837,500	—	—	—	—	—	—	—

PSUs (3)	2/18/2019	—	—	—	0	45,504	91,008	—	—	—	6,341,437

Stock Options (4)	2/18/2019	—	—	—	—	—	—	—	97,202	139.36	2,717,768

James W. Peters

PEP - Cash (2)	—	0	607,500	1,215,000	—	—	—	—	—	—	—

PSUs (3)	2/18/2019	—	—	—	0	10,246	20,492	—	—	—	1,427,883

Stock Options (4)	2/18/2019	—	—	—	—	—	—	—	21,891	139.36	612,072

Joseph T. Liotine

PEP - Cash (2)	—	0	704,167	1,408,334	—	—	—	—	—	—	—

PSUs (3)	2/18/2019	—	—	—	0	11,672	23,344	—	—	—	1,626,610

Stock Options (4)	2/18/2019	—	—	—	—	—	—	—	24,936	139.36	697,211

João C. Brega

PEP - Cash (2)	—	0	692,191	1,384,382	—	—	—	—	—	—	—

PSUs (3)	2/18/2019	—	—	—	0	4,619	9,238	—	—	—	643,704

PSUs (5)	2/18/2019	—	—	—	—	15,000	15,000	—	—	—	2,090,400

Stock Options (4)	2/18/2019	—	—	—	—	—	—	—	9,869	139.36	275,937

Gilles Morel

PEP - Cash (2)	—	0	446,179	892,358	—	—	—	—	—	—	—

PSUs (3)	4/1/2019	—	—	—	0	2,759	5,518	—	—	—	371,003

Stock Options (4)	4/1/2019	—	—	—	—	—	—	—	6,312	134.47	158,999

RSUs (6)	4/1/2019	—	—	—	—	—	—	6,000	—	—	806,820

(1)

Represents the grant date fair value for the equity awards reported in this table. For the PSUs for each NEO, the amount represents the grant date fair value at the award date based upon the probable outcome of the performance conditions. See our “Share-Based Incentive Plans” Note to the Consolidated Financial Statements included in our 2019 Annual Report on Form 10-K for a discussion of the relevant assumptions used to account for these awards.

(2)

Represents estimated possible payouts of short-term incentive awards for 2019 under PEP. See the column captioned “Non-Equity Incentive Plan Compensation” in the 2019 Summary Compensation Table for the actual payout amounts for 2019.

(3)

Represents PSU grants made in 2019 for the 2019 - 2021 performance period. Final award determination will be made in February 2022 by the Committee based on actual performance during the performance period.

(4)

These stock options were granted as part of the Whirlpool long-term incentive program and vest over a three-year term in equal annual installments on each anniversary of the award date, subject to the NEO’s continued employment through the applicable vesting date.

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2019 EXECUTIVE COMPENSATION TABLES

(5)

Represents a special award granted to Mr. Brega in February 2019, subject to the achievement of two performance goals (each worth 7,500 PSUs) based on: (1) the successful completion of the strategic divestiture of our Embraco business, and (2) cumulative ongoing EBIT for the Latin America Region during the 2019 - 2021 performance period. 15,000 PSUs represents the target award; there is no opportunity to earn more than the target number of PSUs. The award will vest in part or in full on March 1, 2023, subject to achievement of the performance goals.

(6)

Represents a special award of 6,000 RSUs to Mr. Morel, in connection with the commencement of his employment as Executive Vice President and President, Whirlpool EMEA. The award is intended to partially offset compensation Mr. Morel forfeited upon his departure from his prior employer and will vest in equal installments on May 1, 2021 and May 1, 2022, subject to his continued employment through the applicable vesting date.

2019 Outstanding Equity Awards at Fiscal Year-End

The table below lists outstanding equity grants for each NEO as of December 31, 2019. The table includes outstanding equity grants from past years, as well as the current year.

	OPTION AWARDS					STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

Marc R. Bitzer

Stock Options

2014	32,615	—		138.56	2/17/2024

2015	22,345	—		213.23	2/16/2025

2016	39,836	—		132.19	2/15/2026

2017	31,955	15,739		177.19	2/20/2027

2018	38,798	75,312		172.70	2/19/2028

2019	—	97,202		139.36	2/18/2029

PSUs

2017						10,428	(3)	1,538,443

2018									25,332	(4)	3,737,230

2019									45,504	(5)	6,713,205

RSUs						30,348	(6)	4,477,240

James W. Peters

Stock Options

2015	1,536	—		213.23	2/16/2025

2016	2,176	—		132.19	2/15/2026

2017	11,413	5,620		177.19	2/20/2027

2018	7,205	13,986		172.70	2/19/2028

2019	—	21,891		139.36	2/18/2029

PSUs

2017						3,723	(3)	549,254

2018									4,704	(4)	693,981

2019									10,246	(5)	1,511,592

RSUs						5,000	(7)	737,650

Joseph T. Liotine

Stock Options

2015	4,335	—		213.23	2/16/2025

2016	6,810	—		132.19	2/15/2026

2017	5,478	2,698		177.19	2/20/2027

2018	3,603	6,992		172.70	2/19/2028

2019	—	24,936		139.36	2/18/2029

PSUs

2017						1,787	(3)	263,636

2018									2,352	(4)	346,991

2019									11,672	(5)	1,721,970

RSUs						17,221	(8)	2,540,614

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2019 EXECUTIVE COMPENSATION TABLES

Name	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

João C. Brega

Stock Options

2014	4,952	—		138.56	2/17/2024

2015	3,048	—		213.23	2/16/2025

2016	4,866	—		132.19	2/15/2026

2017	3,186	1,569		177.19	2/20/2027

2018	1,879	3,644		172.70	2/19/2028

2019	—	9,869		139.36	2/18/2029

PSUs

2017						1,039	(3)	153,284

2018									1,226	(4)	180,872

2019									19,619	(5)	2,894,391

RSUs						16,197	(9)	2,389,543

Gilles Morel

Stock Options

2019	—	6,312		134.47	4/1/2029

PSUs

2019									2,759	(5)	407,035

RSUs						6,000	(10)	885,180

(1)

As shown in the table above, Messrs. Bitzer, Peters, Liotine and Brega have three awards with remaining unvested stock options listed in this column. These awards represent grants from 2017, 2018, and 2019. Stock options generally vest and become exercisable in equal installments on the first, second, and third anniversaries of the grant date, subject to the NEO’s continued employment through the vesting date. Beginning in 2019, all awards granted in February will vest on March 1 immediately following the first, second and third anniversaries of the grant date. As of the last day of our 2019 fiscal year, (i) the awards granted in 2017 have one vesting date remaining: February 20, 2020; (ii) the awards granted in 2018 have two vesting dates remaining: February 19, 2020 and February 19, 2021, and (iii) the awards granted in 2019 have three vesting dates remaining: March 1, 2020, March 1, 2021, and March 1, 2022. Mr. Morel’s 2019 stock options vest on April 1, 2020, April 1, 2021, and April 1, 2022.

(2)

Represents unvested RSUs or PSUs multiplied by the closing price of our common stock ($147.53) on December 31, 2019, the last trading day of the year. The ultimate value of the awards will depend on the value of our common stock on the actual vesting date, and in the case of PSUs, the extent to which the performance objectives are achieved.

(3)

Represents earned but unvested PSUs granted in 2017 with a performance period from 2017-2019. Share amounts were determined on February 17, 2020, and vested on February 20, 2020. The value of the PSU awards vesting on February 20, 2020 are as follows: Mr. Bitzer, $1,586,724; Mr. Peters, $566,492; Mr. Liotine, $271,910; and Mr. Brega, $158,094.

(4)

Represents PSUs granted in 2018, with a performance period of 2018-2020, reported at the target level of performance. Final award determination will be made after the completion of the 2020 performance year.

(5)

Represents PSUs granted in 2019, with a performance period of 2019-2021, reported at the target level of performance. Final award determination will be made after the completion of the 2021 performance year. For Mr. Brega, please see discussion of special PSUs granted in February 2019 under “Special Recognition and Retention Awards” in the Compensation Discussion and Analysis section.

(6)

For Mr. Bitzer, represents 30,348 unvested RSUs which includes 20,348 stock units that will vest and be distributed in shares of common stock upon a qualified retirement. Units vesting upon retirement are credited with dividend equivalents until distribution. Also included are 10,000 RSUs which vest on June 15, 2020, subject to his continued employment through the vesting date.

(7)	For Mr. Peters, represents 5,000 unvested RSUs that will vest and be distributed in shares of common stock on August 1, 2021, subject to his continued employment through the applicable vesting date.

(8)

For Mr. Liotine, represents 17,221 unvested RSUs that will vest and be distributed in shares of common stock as follows: 776 on February 19, 2020; 8,169 on February 20, 2020; 776 on February 19, 2021; and 7,500 on February 20, 2022, subject to his continued employment through the applicable vesting date.

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2019 EXECUTIVE COMPENSATION TABLES

(9)

For Mr. Brega, represents 16,197 unvested RSUs that will vest and be distributed in shares of common stock as follows: 404 on February 19, 2020; 7,889 on February 20, 2020; 404 on February 19, 2021; and 7,500 on February 20, 2022, subject to his continued employment through the applicable vesting date.

(10)

For Mr. Morel, represents 6,000 unvested RSUs that will vest and be distributed in shares of common stock equally on May 1, 2021 and May 1, 2022, respectively, subject to his continued employment through the applicable vesting date.

2019 Option Exercises and Stock Vested

The table below summarizes the value received from PSUs and RSUs that vested in 2019. During 2019, none of our NEOs exercised any stock options.

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

Marc R. Bitzer	—	—	10,496	1,462,723

James W. Peters	—	—	5,828	815,411

Joseph T. Liotine	—	—	4,062	570,067

João C. Brega	—	—	2,029	284,976

Gilles Morel	—	—	—	—

(1)	Reflects vesting of PSU and RSU awards as shown below.

Name	Payout of 2016-2018 PSU Awards	RSU Awards	Total Shares Vested

Marc R. Bitzer	10,496	—	10,496

James W. Peters	573	5,255	5,828

Joseph T. Liotine	1,794	2,268	4,062

João C. Brega	845	1,184	2,029

Gilles Morel	—	—	—

(2)

The dollar value realized represents the pre-tax value received by each NEO upon the vesting of the RSU awards. The value realized is based on the closing stock price of Whirlpool stock on the NYSE on the vesting date.

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2019 EXECUTIVE COMPENSATION TABLES

2019 Pension Benefits

Defined Benefit Plans

Messrs. Peters and Liotine accrued benefits under the Whirlpool Employees Pension Plan, through December 31, 2006, when plan benefits were frozen. Effective January 1, 2018, the Whirlpool Employees Pension Plan and the four other qualified pension plans historically maintained by Whirlpool were consolidated into two new pension plans. Accrued benefits for Messrs. Peters and Liotine were transferred to the Whirlpool Tammy Employees Pension Plan (“WTEPP”) in conjunction with the plan consolidation. Messrs. Bitzer, Peters and Liotine participate in the Supplemental Executive Retirement Plan (“SERP”). These plans provide a defined benefit upon retirement relative to salary and annual cash incentives earned during the employment period. The table presented in this section describes the estimated actuarial present value of accrued pension benefits through the end of our 2019 fiscal year for each of the NEOs listed in the table. The number of years of service credited to each NEO equals the NEO’s length of eligible service with Whirlpool. Whirlpool currently has a policy that prohibits crediting additional years of service under its pension plans.

What is the WTEPP?

WTEPP is a qualified plan that, together with the other consolidated qualified pension plan, provides all eligible employees, which includes most of our U.S. salaried workforce employed prior to the freezing of plan benefits as of December 31, 2006, with a defined benefit pension upon reaching retirement eligibility. For salaried benefits under WTEPP the formula is:

2% x years of credited service x average base salary
In this formula:

• “years of credited service” for salaried employees is generally based on hours worked as a salaried employee and also includes periods for which the employee was paid but did not work (such as vacation periods and holidays), periods of military service required to be recognized under federal law, and up to 24 months of long-term disability;

• “average base salary” generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant’s last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

• the maximum number of years of credited service under the plan is 30 years.

Retirement benefits under WTEPP are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount.

After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant’s age. For example, salaried participants whose benefits have vested and who retire from active service at age 55 would have their retirement benefits reduced to 55% of the full retirement benefit payable at age 65.

What is SERP?

SERP is a non-qualified plan that provides a benefit based on annual cash incentive compensation, which supplements the benefit calculated on base salary under the WTEPP. With respect to benefits under SERP, the formula is:

2% x years of credited service x average of the highest 5 PEP awards earned over the last ten full years of employment
In this formula:
• “years of credited service” has the same meaning as it does under WTEPP described previously (except that credited service has not been frozen under SERP); and
• the maximum number of years of service credited is 30 years.

After completing five years of service, our NEOs are eligible for benefits under SERP upon termination of employment for any reason except a termination for cause, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment.

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2019 EXECUTIVE COMPENSATION TABLES

The actuarial present values of benefits under our pension plans are calculated in accordance with the following assumptions: (1) discount rate: 2019 of 3.30% and 2018 of 4.30%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; and (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans’ formulas and calculated based on the plans’ provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 3.30%) and mortality assumption that is based on the Internal Revenue Service prescribed 417(e) mortality rates.

The actuarial increase during our 2019 fiscal year of the projected retirement benefits can be found in the 2019 Summary Compensation Table in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column (all amounts reported under that heading represent actuarial increases in our plans).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Marc R. Bitzer	WTEPP	—		—	—
	SERP	11		3,496,043	—
			Total	3,496,043
James W. Peters	WTEPP	3		62,847	—
	SERP	16		1,283,461	—
			Total	1,346,308
Joseph T. Liotine	WTEPP	2		41,529	—
	SERP	15		1,190,426	—
			Total	1,231,955

Defined Contribution Plans

The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under Section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle, plus employer contributions that encourage participant retirement savings, and provide additional assets for employees’ retirement. Most U.S.-based employees of Whirlpool, including the U.S.-based NEOs, are eligible to participate in this plan. This plan provides an automatic employer contribution of 3% of pay. The 401(k) plan provides for an employer match of up to 4% of pay, provided that participants contributed at least 5% of pay on a pre-tax basis to the plan, and is subject to contribution and benefit limitations under the Internal Revenue Code.

2019 Non-Qualified Deferred Compensation

The following table provides information about the non-qualified defined contribution deferred compensation plans in which our U.S.-based NEOs participate. Our U.S.-based NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan II (“EDSP II”). EDSP II became effective January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code.

EDSP II includes two components: the traditional component is known as EDSP II and the added component is known as the Whirlpool Executive Restoration Plan (the “401(k) Restoration Plan”). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the 401(k) Restoration Plan. Eligible executives may elect to contribute up to 75% of their short-term incentive payouts and long-term cash and RSU incentives under this component. For our NEOs, the 401(k) Restoration Plan allows base salary as the only form of compensation eligible for deferral under the plan.

Once an executive’s deferrals under the Whirlpool 401(k) Retirement Plan become limited by one or more Internal Revenue Code limitations, the executive’s elected deferrals will continue at the same rate, with such overage credited to his account under the 401(k) Restoration Plan.

A participant in EDSP II generally may select among the following post-termination distribution options: as a lump sum payable seven months following termination; as a lump sum payable in April following the first anniversary of termination; or in ten annual installments commencing seven months following termination. EDSP II (including both the traditional component and the 401(k) Restoration Plan component) is an unfunded non-qualified plan that is secured by our general assets. Amounts deferred are credited to record-keeping accounts for participants, and the record-keeping balances are credited with earnings

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2019 EXECUTIVE COMPENSATION TABLES

and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan. Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Committee.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)

Marc R. Bitzer

EDSP II	—	—	—	—	—

401(k) Restoration	37,479	69,942	109,635	—	1,149,360

Total	37,479	69,942	109,635	—	1,149,360

James W. Peters

EDSP II	8,108	—	24,670	—	95,565

401(k) Restoration	8,750	27,650	20,548	—	173,887

Total	16,858	27,650	45,218	—	269,452

Joseph T. Liotine

EDSP II	76,841	—	133,292	—	507,644

401(k) Restoration	16,208	29,692	12,655	—	457,074

Total	93,049	29,692	145,947	—	964,718

(1)

The amount of the contributions made by each NEO, as reported above, is also included in each NEO’s compensation reported under the 2019 Summary Compensation Table, either as “Salary,” “Non-Equity Incentive Plan Compensation,” or “Stock Awards.”

(2)

Represents the amount of the contributions made by Whirlpool to each NEO under the 401(k) Restoration Plan. These amounts are also reflected in the “All Other Compensation” column of the 2019 Summary Compensation Table.

(3)	The aggregate earnings (and losses) are not reported in the 2019 Summary Compensation Table as they do not represent above market or preferential earnings.

(4)

The aggregate balance at December 31, 2019, as reported in this column, reflects amounts that are either currently reported or were previously reported as compensation in the Summary Compensation Table for 2019 or prior years, except for the aggregate earnings on deferred compensation.

2019 Potential Post-Termination Payments

This section describes compensation and benefits payable to each of our NEOs in each of the following circumstances: involuntary termination by Whirlpool for cause; involuntary termination by Whirlpool without cause; resignation; retirement; death; disability; and change in control (with a qualifying termination). The amounts shown in the narrative disclosure and tables below assume that termination of employment or a change in control occurred as of December 31, 2019, and estimate certain amounts which would be paid to our NEOs upon the specified event. The amounts shown in the narrative disclosure and tables below are calculated using the December 31, 2019 closing stock price of $147.53. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different from the amounts reported below. Factors that could greatly affect these amounts include the timing during the year of any such event, our stock price, and the NEO’s age.

The following narrative disclosure and tables describe and quantify the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included, are distributions under the Whirlpool 401(k) Retirement Plan and non-U.S. savings plans, amounts payable under the U.S. salaried employee severance plan and, in certain circumstances, vested equity.

Also, information previously disclosed under the “2019 Pension Benefits” and “2019 Non-Qualified Deferred Compensation” tables is not repeated, except to the extent that the amounts payable to the NEO would be enhanced by the termination event described.

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2019 EXECUTIVE COMPENSATION TABLES

Involuntary Terminations and Resignation

Generally, we provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool, or if Whirlpool terminates the NEO’s employment involuntarily for cause.

As is customary for executives in Brazil, Mr. Brega would be entitled to a special severance payment equal to 12 months of salary in case of termination by Whirlpool decision or his retirement, under the terms of his employment contract. Consistent with typical market practice in Italy, Mr. Morel would be entitled to a severance payment equal to 12 months of salary if he is terminated by Whirlpool for any reason other than gross misconduct. Mr. Morel’s severance benefit expires 24 months after his initial start date.

Under our long-term incentive programs, resignation and involuntary termination generally result in forfeiture of unvested PSUs, PCUs, RSUs (other than certain legacy awards), and unvested options. Vested but unexercised options must be exercised within 30 days of termination. Certain legacy RSUs accelerate upon an involuntary termination without cause. Generally, in the event that we terminate the employment of an NEO involuntarily without cause, the payment of the value of these unvested RSUs is the only benefit to which the NEO is entitled. Mr. Bitzer is the only NEO with these legacy awards, which had a value of $3,001,940 as of December 31, 2019.

The Committee may, in its discretion, approve severance benefits designed to mitigate economic injury to the NEO as a direct result of involuntary termination.

Retirement

As of the last day of our 2019 fiscal year, Mr. Brega was retirement eligible under the terms of our incentive plans. If a non-retirement eligible NEO chose to “retire” as of the last day of our 2019 fiscal year, the effect of that “retirement” would be the same as if the NEO had resigned, as described above.

A retirement-eligible NEO may be entitled to certain incentive awards upon separation from service, including accelerated vesting of all applicable unvested stock option awards upon retirement. Stock options must be exercised within five years of retirement or before the original expiration date (whichever occurs first). Depending on the type of award, RSUs may accelerate or be forfeited upon retirement.

With respect to PSUs and PCU awards, provided that the objective performance goal is met, a retirement-eligible NEO who retires during the performance period may receive a prorated portion of the award. The ratio used to determine the portion of the award to be received is the number of months worked by the NEO during the performance period over either 12 months or 36 months, depending on when the NEO became eligible to participate in the long-term incentive plan. Therefore, certain NEOs will receive a full award if they complete at least 12 months of service during the performance period. In either case, the amount of the award received is based on actual performance as determined by the Committee following completion of the performance period. The final amount of the 2018 - 2020 PSU and PCU awards, and the 2019 - 2021 PSU awards, which are earned upon retirement will be determined by the Committee following the end of the applicable performance period.

Death and Disability

In the event of death or disability, a NEO may receive a short-term incentive award at the discretion of the Committee, provided that the award shall be based on the actual amount the NEO would have received if the performance period had been completed.

Upon the death or disability of one of our NEOs, PSU and PCU awards granted in 2017 and 2018, and PSU awards granted in 2019 would be prorated based on the NEO’s period of service during each applicable performance period. The amount of the award received is based on actual performance as determined by the Committee following the completion of each applicable performance period. RSUs vest in the event of death or disability prior to the applicable vesting date.

The vesting of stock options accelerates upon death or disability. In the event of disability, stock options must be exercised within three years from the date of termination due to disability or the original expiration date, whichever is earlier. In the event of death, stock option awards provide for exercise of options by the earlier of the third anniversary of death or the expiration date. In no event may an option be exercised within one year of the grant date.

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2019 EXECUTIVE COMPENSATION TABLES

The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. The designated beneficiaries of our NEOs would receive the same life insurance benefits generally available to all salaried employees.

Employment Termination Type Retirement	Severance and Separation Payments ($)	Annual Incentives ($)	Performance Cash (1) ($)	PSUs (1) ($)	Stock Options (2) ($)	RSUs ($)	Total ($)

Marc R. Bitzer	—	—	—	—	—	—	—

James W. Peters	—	—	—	—	—	—	—

Joseph T. Liotine	—	—	—	—	—	—	—

João C. Brega	670,892	830,629	318,078	1,015,638	80,630	176,593	3,092,460

Gilles Morel	—	—	—	—	—	—	—

Death & Disability

Marc R. Bitzer	—	2,302,500	—	11,989,008	794,140	3,540,720	18,626,368

James W. Peters	—	729,000	—	1,515,944	178,849	—	2,423,793

Joseph T. Liotine	—	845,000	587,633	1,068,995	203,727	253,604	2,958,959

João C. Brega	670,892	830,629	318,078	1,015,638	80,630	176,593	3,092,460

Gilles Morel	—	535,414	—	135,678	82,435	885,180	1,638,707

(1)	These amounts assume that the 2018 - 2020 PSU and PCU awards and 2019 - 2021 PSU awards pay out at 100% of target in 2021 and 2022, respectively.

(2)	The amounts do not include 2017 grants and 2018 grants, which have an exercise price higher than the closing price of our stock on December 31, 2019.

Change in Control

In the event of a qualifying termination following a change in control as described more fully below, our NEOs may receive accelerated vesting and payout of previously unvested PCUs, PSUs, stock options, and RSUs under the terms of those awards. In the event a successor corporation does not assume or provide a substitute for unvested equity awards, vesting of those awards may accelerate and become exercisable. Certain legacy RSU awards with extended vesting periods would accelerate and be paid out upon a change in control. Mr. Bitzer is the only NEO with these legacy awards, which had a value of $3,001,940 as of December 31, 2019.

As provided in the following table, additional equity awards become payable only upon a qualifying termination following a change in control. In addition, we have change in control agreements with the NEOs. A “change in control”, in accordance with these agreements, is generally defined to include: the acquisition by any person or group of 30% or more of Whirlpool voting securities; a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority; and consummation of a merger or consolidation of Whirlpool. These agreements contain a “best net” approach to address the potential for any excise tax to be imposed for payments and benefits that would constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code. Under this provision, we will not provide a gross-up payment and will instead reduce payments to the NEO such that the aggregate amount equals the maximum amount that can be paid without triggering the imposition of the excise tax, if the net amount received by the NEO on an after-tax basis would be greater than it would be absent such a reduction.

Under these agreements, benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; or a material breach of the change in control agreement by Whirlpool.

Cash severance resulting from these change in control agreements is paid out in a lump sum payment equal to the NEO’s unpaid base salary; unreimbursed business expenses; and all other items earned by and owed to the NEO through and including the date of the termination.

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2019 EXECUTIVE COMPENSATION TABLES

These agreements also provide for the lump sum cash payment of:

•

for Mr. Bitzer, the greater of three times the NEO’s annual base salary on the date of the termination or the NEO’s annual base salary at any time during the 12 months prior to the change in control; for Messrs. Peters, Liotine, Brega, and Morel, the greater of two times the NEO’s annual base salary on the date of the termination or the NEO’s annual base salary at any time during the 12 months prior to the change in control;

•

for Mr. Bitzer, the greater of three times the current target bonus under PEP or the NEO’s highest target bonus at any time during the 12 months prior to the change in control; for Messrs. Peters, Liotine, Brega, and Morel, the greater of two times the current target bonus under PEP or the NEO’s highest target bonus at any time during the 12 months prior to the change in control; and

•

the greater of the NEO’s pro rata target bonus under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO’s current level of goal achievement.

Our NEOs are also entitled to receive continued health and life insurance benefits for 18 months in connection with a qualifying termination after a change in control. The severance benefits provided include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits that the NEO would be entitled under our non-qualified defined benefit pension plans if the NEO’s benefits had fully vested.

The continuation of the NEO’s benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.

The amount of cash severance and benefits will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources. The following table shows possible payouts to our NEOs as of December 31, 2019, triggered upon the occurrence of a change in control and a subsequent qualifying termination.

Name	CHANGE IN CONTROL WITH QUALIFYING TERMINATION
	Severance Payments ($)	Annual Incentive ($)	Performance Cash Units ($)	PSUs ($)	Stock Options ($)	RSUs ($)	Health, Welfare and Other Benefits ($)	Total ($)

Marc R. Bitzer	9,637,500	1,927,500	—	11,989,008	794,140	3,540,720	39,409	27,928,277

James W. Peters	2,584,000	612,000	—	2,754,999	178,849	—	36,428	6,166,276

Joseph T. Liotine	2,860,000	715,000	587,633	2,332,638	203,727	253,604	36,130	6,988,732

João C. Brega	2,555,781	638,945	318,078	3,228,588	80,630	176,593	70,389	7,069,004

Gilles Morel	2,589,586	594,905	—	407,035	82,435	885,180	—	4,559,141

48	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PAY RATIO DISCLOSURE

Pay Ratio Disclosure

We are disclosing the relationship of the annual total compensation of our employees to the annual total compensation of Marc Bitzer, our Chairman and CEO. For 2019,

•	The median of the annual total compensation of all of our employees, other than Mr. Bitzer, was $20,765.

•

Mr. Bitzer’s annual total compensation was $14,011,663. This amount is the same amount as reported in the Total column of the 2019 Summary Compensation Table, except that this amount includes the company-paid portion of health insurance premiums, which are normally excluded for Summary Compensation Table purposes.

•	Based on this information, the ratio of the annual total compensation of Mr. Bitzer to the median of the annual total compensation of all employees is estimated to be 675 to 1.

Identification of Median Employee and Calculation of Compensation

The median employee used for purposes of disclosing our 2018 pay ratio was located in Mexico and was an employee of our Embraco subsidiary. We completed the divestiture of our Embraco subsidiary in July 2019, and the median employee was no longer employed by Whirlpool at that time.

As of November 1, 2019, we had 77,755 employees, with 20,430 employees based in the United States and 57,325 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. Whirlpool applied this de minimis exemption when identifying the median employee by excluding 3,145 employees in Russia. After taking into account the de minimis exemption, 20,430 employees in the United States and 54,180 employees located outside of the United States were considered for identifying the median employee.

To identify the median employee from our employee population base, we considered base salary and base wages, as compiled from our payroll records. We selected base salary and base wages since base pay represents the principal form of compensation delivered to all of our employees, and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended October 31, 2019. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on October 31, 2019.

Using this methodology, we determined that our median employee was a full-time, hourly employee located in Mexico. In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules, except that we elected to include the company-paid portion of health insurance premiums, which are normally excluded from the calculation of total compensation for purposes of the Summary Compensation Table. We converted such compensation to U.S. dollars according to exchange rates on December 31, 2019. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

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ITEM 2 – COMPENSATION ADVISORY VOTE

Item 2 – Advisory Vote to Approve Whirlpool Corporation’s Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement.

As discussed in detail above under “Compensation Discussion and Analysis,” we are focused on delivering superior stockholder value. To achieve our objectives, we employ a pay-for-performance philosophy based on the following guiding principles:

•	Compensation should be incentive-driven with both a short-term and long-term focus;

•	A significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive’s level of responsibility;

•	Components of compensation should be linked to the drivers of stockholder value over the long-term; and

•	Components of compensation should be tied to an evaluation of business results and individual performance.

In support of our pay-for-performance philosophy, performance-based compensation in the form of short-term and long-term incentives constituted 90% of 2019 total target compensation for our CEO and 75% of 2019 total target compensation for our other NEOs.

Our policies and provisions that are intended to support best practices in executive compensation include, among others:

•	No “golden parachute” excise tax gross-ups;

•	Adoption of double-trigger change in control equity vesting;

•	Insider Trading Policy provisions prohibiting hedging by any employee or director and pledging or trading on margin for executive officers and directors;

•	Adoption of robust stock ownership guidelines to reinforce the link between the interests of our NEOs (7x salary for our CEO) and those of stockholders;

•	Claw-back provisions in both our short-term and long-term incentive plans under which the repayment of awards may be required in certain circumstances; and

•	Decision-making by a fully independent compensation committee advised by an independent compensation consultant, FW Cook.

For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement.

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Whirlpool Corporation’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table, and the other related tables and disclosure.

This vote is advisory, and therefore not binding on Whirlpool, the Board, or the Human Resources Committee. The Board and the Human Resources Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR Item 2 for the approval of the compensation of Whirlpool Corporation’s NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

50	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table presents information as of December 31, 2019, with respect to Whirlpool Corporation compensation plans under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (1)

Equity compensation plans approved by security holders	3,200,385	(2)	144.34	(3)	6,182,260

Equity compensation plans not approved by security holders	—		—		—

Total	3,200,385		144.34		6,182,260

(1)

Excluding securities in the “Number of securities to be issued upon exercise of outstanding options, warrants and rights” column. Represents shares available under the Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan.

(2)	This amount includes 2,386,844 shares subject to outstanding stock options with a weighted average remaining contractual term of 5.1 years, and 813,541 shares subject to outstanding RSUs.

(3)	The weighted-average exercise price information does not include any outstanding RSUs.

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MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Matters Relating to Independent Registered Public Accounting Firm

Fees

In the years indicated, Ernst & Young LLP billed Whirlpool the following fees (in millions):

	Year ended December 31,

	2018	2019

Audit Fees	$14	$13

Audit-Related Fees	$ 2	$ 1

Tax Fees	$ 6	$ 6

All Other Fees	$ 1	—

Total	$23	$20

Audit-related fees are principally comprised of fees for services provided in connection with audit services not required by statute or regulation, agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with divestitures, carve-out audits associated with divestitures and other attest services. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, and assistance with tax audits and appeals. Approximately $3.4 million of tax fees were related to tax compliance services provided to Whirlpool.

Pre-Approval Policy for Independent Registered Public Accounting Firm Services

Pursuant to its written charter, the Audit Committee, or a subcommittee thereof, is responsible for approving in advance all audit and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit and permitted non-audit services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above, and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees in comparison to the budget at least once per year (additionally if fees exceed pre-approved amounts) by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy appears on our website: www.whirlpoolcorp.com/policies.

52	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

AUDIT COMMITTEE REPORT

Audit Committee Report

The Audit Committee provides independent oversight of Whirlpool’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Audit Committee retains our independent registered public accounting firm, reviews major accounting policy changes by Whirlpool, reviews and approves the scope of the annual internal and independent audit processes, reviews and monitors our assessment of internal controls, approves in advance audit and permitted non-audit services provided by the independent registered public accounting firm, approves all fees paid to the independent registered public accounting firm, and monitors our activities designed to assure compliance with legal and regulatory requirements as well as Whirlpool’s ethical standards. The Audit Committee is composed of directors who have been determined by the Board to be “independent” and “financially literate” pursuant to the NYSE listing requirements. The Audit Committee operates under a written charter adopted by our Board.

The Audit Committee has reviewed our audited consolidated financial statements for 2019 with management, and management has represented to the Audit Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for 2019 with Ernst & Young LLP (“EY”), our independent registered public accounting firm for 2019, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Audit Committee reviewed with EY its judgment as to the quality, not just the acceptability, of Whirlpool’s accounting principles. In addition, the Audit Committee met with EY, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met eight times during the fiscal year ended December 31, 2019.

The Audit Committee has received the written disclosures and the Rule 3526 letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with EY its independence. The Audit Committee considered the compatibility of non-audit services EY provided to us with EY’s independence. Finally, the Audit Committee discussed with EY the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees (AS 1301).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC. The Audit Committee has selected EY as our independent registered public accounting firm for fiscal 2020.

AUDIT COMMITTEE

Michael D. White, Chair	Gerri T. Elliott

Michael F. Johnston	James M. Loree

John D. Liu	Gary T. DiCamillo

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	53

ITEM 3 – RATIFICATION OF ERNST & YOUNG LLP

Item 3 – Ratification of the Appointment of Ernst & Young LLP as Whirlpool Corporation’s Independent Registered Public Accounting Firm for Fiscal 2020

RESOLVED, that the appointment of Ernst & Young LLP to audit the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool Corporation and its subsidiaries for fiscal 2020, made by the Audit Committee with the concurrence of the Board, is hereby ratified.

The Audit Committee has appointed and the Board is asking shareholders to ratify the selection of Ernst & Young LLP (“EY”) to audit and report on the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool Corporation and its subsidiaries for fiscal 2020. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditor, and is involved in the selection of the firm’s lead engagement partner. The Audit Committee was engaged in the selection of a new lead engagement partner for 2020.

EY served as Whirlpool Corporation’s independent registered public accounting firm for fiscal 2019, and EY has served as Whirlpool Corporation’s independent registered public accounting firm since 1927. The members of the Audit Committee believe that the continued retention of EY to serve as our independent registered public accounting firm is in the best interests of Whirlpool Corporation and its stockholders.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of the independent registered public accounting firm. For the selection of EY, this evaluation has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. In addition, the Committee considered the benefits of EY’s deep knowledge of our global operations, accounting policies and practices, and internal control over financial reporting which contribute to a high-quality and cost effective audit.

Representatives of EY will attend the annual meeting of stockholders and may make a statement if they wish. They will be available to answer appropriate questions at the annual meeting. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the annual meeting and entitled to vote. In the event that the selection of EY is not ratified by the stockholders, the Audit Committee will take that event into account in connection with any future decisions as to the selection of a firm to serve as Whirlpool Corporation’s independent registered public accounting firm, although by law the Audit Committee has final authority over the determination of whether to retain EY or another firm at any time.

The Board of Directors recommends that stockholders vote FOR Item 3, which ratifies the selection of Ernst & Young LLP as the independent registered public accounting firm for Whirlpool and its subsidiaries for fiscal 2020.

54	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Information about the Annual Meeting and Voting

Why am I receiving these materials?

You received these proxy materials because our Board is soliciting your proxy to vote your shares at our annual meeting of stockholders. By giving your proxy, you authorize persons selected by the Board to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a Notice Regarding the Availability of Proxy Materials?

As permitted by SEC rules, we are making this proxy statement and our annual report (the “Proxy Materials”) available to our stockholders electronically via the Internet. On or about March 11, 2020, we intend to mail to our stockholders a notice containing instructions on how to access the Proxy Materials and how to vote their shares online. If you receive a Notice Regarding the Availability of Proxy Materials (a “Notice”) by mail, you will not receive a printed copy of the Proxy Materials in the mail unless you specifically request them. Instead, the Notice provides instructions on how to review the Proxy Materials and submit your voting instructions over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions contained in the Notice for requesting such materials.

What is “householding” and how does it affect me?

The SEC’s rules permit us to deliver a single Notice or set of Proxy Materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Proxy Materials to multiple stockholders who share an address, unless we received contrary instructions prior to the mailing date. If you prefer to receive separate copies of the Notice or Proxy Materials, contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY, 11717, and we will deliver a separate copy promptly. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Proxy Materials for your household, please contact Broadridge at the above phone number or address.

What does it mean if I receive more than one Notice, proxy card, or instruction form?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and instruction forms. We encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., Shareholder Services, at (877) 453-1504; TDD/TTY for hearing impaired at (800) 952-9245 or in writing at P.O. Box 505000, Louisville, KY, 40233-5000. If you hold your shares through a bank or broker, you can contact your bank or broker to request consolidation.

Who can vote on matters presented at the annual meeting?

Stockholders of record of Whirlpool common stock as of the record date, February 24, 2020, are entitled to vote on matters presented at the annual meeting. Each of the approximately 62,677,753 shares of Whirlpool common stock issued and outstanding as of that date is entitled to one vote.

What is the difference between holding stock as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with Whirlpool Corporation’s transfer agent, Computershare Trust Company, N.A., you are the “stockholder of record” of those shares. If your shares are held in a stock brokerage account, bank, or other holder of record, you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How do I vote my shares?

You may attend the annual meeting and vote your shares in person if you are a record holder. If you are a beneficial owner, you may obtain a legal proxy from your broker, bank, or other holder of record, attend the annual meeting, and vote your shares in person. You may vote without attending the annual meeting by granting a proxy for shares of which you are the stockholder of record, or by submitting voting instructions to your broker or nominee for shares that you hold beneficially in street name. In most cases, you will be able to do this by Internet or telephone, or by mail if you received a printed set of Proxy Materials.

•

By Internet - If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed set of Proxy Materials by mail, by following the instructions provided with your Proxy Materials and on your proxy card or voting instruction card.

•

By Telephone - If you have Internet access, you may obtain instructions on voting by telephone by following the Internet access instructions provided in the Notice. If you received a printed set of Proxy Materials, your proxy card or voting instruction card will provide instructions to vote by telephone.

•

By Mail - If you received a printed set of Proxy Materials, you may submit your proxy by mail by signing your proxy card if your shares are registered in your name or by following the voting instructions provided by your broker, nominee, or trustee for shares held beneficially in street name, and mailing it in the enclosed envelope.

A Notice cannot be used to vote your shares. The Notice does, however, provide instructions on how to vote by Internet, or by requesting and returning a paper proxy card or voting instruction card.

What if I submit my proxy or voting instructions, but do not specify how I want my shares to be voted?

If you are a stockholder of record and you do not specify how you want to vote your shares on your signed proxy card or by Internet or telephone, then the proxy holders will vote your shares in the manner recommended by the Board for all matters presented in this proxy statement and as they determine in their discretion with respect to other matters presented for a vote at the annual meeting. If you are a beneficial owner and you do not give specific voting instructions, the institution that holds your shares may generally vote your shares on routine matters, but may not vote your shares on non-routine matters. If you do not give specific voting instructions to the institution that holds your shares with respect to a non-routine matter, the institution will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is called a broker non-vote. The only routine matter included in this proxy statement is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020.

What if other business comes up at the annual meeting?

If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute nominee. Whirlpool expects all nominees to be available to serve and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

What if I want to revoke my proxy or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways: (1) by submitting written notice of revocation to the Corporate Secretary at the address provided under “Communications Between Stockholders and the Board;” (2) by submitting another proxy via the Internet, telephone, or mail that is dated as of a later date and properly signed; or (3) by voting in person at the annual meeting. You may change your vote by submitting another timely vote by Internet, telephone, mail, or voting in person at the annual meeting. If you are a beneficial owner, you must contact the institution that holds your shares to revoke your voting instructions or change your vote.

56	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What if I hold shares through the Whirlpool 401(k) Retirement Plan?

If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan custodian (“Vanguard”) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m. Eastern time on April 16, 2020, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan. You may revoke your previously provided voting instructions by submitting either a written notice of revocation or a properly executed proxy dated as of a later date prior to the deadline for voting plan shares.

What should I know about attending the annual meeting?

If you attend, please note that you will be asked to check in at the registration desk and present valid photo identification. Please check in at least 10 minutes prior to the start of the meeting to ensure timely entry to the meeting. If you are a beneficial owner, you will also need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date. If you wish to designate someone as a proxy to attend the annual meeting on your behalf, that person must bring a valid legal proxy containing your signature and printed or typewritten name as it appears in the list of registered stockholders or on your account statement if you are a beneficial owner. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees. All bags, briefcases, and packages will need to be checked at the door and/or will be subject to search.

Who will count the votes?

Broadridge Financial Solutions, Inc. will act as the independent inspector of election and will certify the voting results.

Will my vote be confidential?

Our Board has adopted a policy requiring all votes to be kept confidential from management except when disclosure is made public by the stockholder, required by law, and/or in other limited circumstances.

What is the quorum for the annual meeting?

Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or represented by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum.

How many votes are needed to approve the proposals?

Item 1 (Election of Directors). For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director nominee must receive the majority of the votes cast with respect to that director nominee (number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee).

Item 2 (Advisory Vote to Approve Whirlpool Corporation’s Executive Compensation). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Whirlpool Corporation’s Named Executive Officer compensation.

Item 3 (Ratification of the Appointment of Ernst & Young LLP as Whirlpool Corporation’s Independent Registered Public Accounting Firm for fiscal 2020). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the ratification of Ernst & Young LLP as Whirlpool Corporation’s independent registered public accounting firm for 2020.

Other Business. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve any other matter that may properly come before the meeting.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	57

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How are abstentions and broker non-votes treated?

Abstentions will have no effect on Item 1. Abstentions will be treated as being present and entitled to vote on Items 2 and 3, and therefore, will have the effect of votes against such proposals. If you do not provide your broker or other nominee with instructions on how to vote your shares held in street name, your broker or nominee will not be permitted to vote them on non-routine matters, such as Items 1 and 2, which will result in a broker non-vote. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Items 1 and 2, and will not affect the outcome on those Items. We encourage you to provide instructions to your broker regarding how to vote your shares.

Who will pay for this proxy solicitation?

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $15,000 plus certain expenses for assistance by D.F. King & Co., Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, Whirlpool employees, and by D.F. King & Co., Inc., personally and by mail, telephone, or other electronic means.

How do I submit a stockholder proposal for the 2021 annual meeting?

Our annual meeting of stockholders is generally held on the third Tuesday in April. Any stockholder proposal that you intend to have us include in our proxy statement for the annual meeting of stockholders in 2021 must be received by the Corporate Secretary of Whirlpool at corporate_secretary@whirlpool.com by November 11, 2020, and must otherwise comply with the SEC’s rules in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting. Other proposals must be received by the Corporate Secretary of Whirlpool personally, by registered or certified mail sent to the address provided under “Communications Between Stockholders and the Board” by January 20, 2021, and must satisfy the procedures set forth in our by-laws to be considered at the 2021 annual meeting.

Stockholders may also, under certain circumstances, nominate directors for inclusion in our proxy materials by complying with the requirements in our by-laws. For more information regarding proxy access, please see the next question.

How do I nominate a director using proxy access?

Our proxy access by-law allows a stockholder, or a group of up to 20 stockholders, who have held 3% or more of our outstanding shares continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in Article II, Section 13 of our by-laws.

To be included in the proxy materials for our 2021 annual meeting of stockholders, we must receive a stockholder’s notice to nominate a director under our proxy access by-law between October 12, 2020 and November 11, 2020. Such notice must be delivered to, or mailed to and received by, the Corporate Secretary of Whirlpool. The notice must contain the information required by our by-laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of stockholder nominees in our proxy materials.

58	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

ANNEX A: NON-GAAP RECONCILIATION

Annex A: Non-GAAP Reconciliation

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures, some of which we refer to as “ongoing business” measures, including ongoing earnings per diluted share, ongoing earnings before interest and taxes (“EBIT”), organic net sales, regional organic net sales and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Organic net sales is calculated by excluding divestitures and foreign currency. Management believes that organic net sales and sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. We also disclose segment EBIT, which we define as operating profit less interest and sundry (income) expense and excluding restructuring costs, asset impairment charges and certain other items, if any, that management believes are not indicative of the region’s ongoing performance, as the financial metric used by our Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280, Segment Reporting. Management believes free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our activities and obligations.

Full-Year 2019 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2019. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our full-year GAAP tax rate of approximately 22.8% includes the impact of the gain on sale of Embraco. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year adjusted tax rate of approximately 15.3%.

	Results classification	Earnings before interest & taxes	Earnings per diluted share

Reported measure*		$1,739	$18.45

Restructuring costs	Restructuring costs	188	2.93

Brazil indirect tax credit	Interest and sundry (income) expense	(180)	(2.80)

(Gain) loss on sale and disposal of businesses	(Gain) loss on sale and disposal of businesses	(437)	(6.79)

Product warranty and liability expense	Cost of products sold	126	1.96

Product warranty and liability expense	Interest and sundry (income) expense	5	0.08

Sale leaseback, real estate and receivable adjustments	Cost of products sold	(95)	(1.48)

Sale leaseback, real estate and receivable adjustments	Selling, general and administrative	9	0.14

Trade customer insolvency claim settlement	Interest and sundry (income) expense	59	0.92

Income tax impact		—	0.75

Normalized tax rate adjustment		—	1.84

Ongoing measure		$1,414	$16.00

Net sales		$20,419

Ongoing EBIT margin		6.9%

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	A-1

ANNEX A: NON-GAAP RECONCILIATION

Earnings Before Interest & Taxes Reconciliation:	Twelve Months Ended December 31, 2019

Net earnings (loss) available to Whirlpool	$1,184

Net earnings (loss) available to noncontrolling interests	14

Income tax expense (benefit)	354

Interest expense	187

*Earnings before interest & taxes	$1,739

Net sales	$20,419

Net earnings margin	5.8%

Full-Year 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings (loss) available to Whirlpool and net earnings (loss) per diluted share available to Whirlpool, for the twelve months ended December 31, 2018. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our full-year GAAP tax rate includes the nondeductible earnings impact of the impairment of goodwill and intangibles of $747 million and the France antitrust settlement charge of $103 million. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year adjusted tax rate of approximately 6.6%.

	Results classification	Earnings before interest & taxes (2)	Earnings (loss) per diluted share

Reported measure		$171	$(2.72)

Restructuring costs	Restructuring costs	247	3.68

France antitrust settlement	Interest and sundry (income) expense	103	1.53

Impairment of goodwill and intangibles	Impairment of goodwill and other intangibles	747	11.11

Trade customer insolvency	Selling, general and administrative	30	0.45

Divestiture related transition costs	Selling, general and administrative	21	0.32

Income tax impact		—	(0.29)

Normalized tax rate adjustment		—	1.25

Share adjustment*		—	(0.17)

Ongoing measure		$1,319	$15.16

Net sales		$21,037

Ongoing EBIT margin		6.3%

A-2	ç	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

ANNEX A: NON-GAAP RECONCILIATION

Twelve Months Ended

Earnings Before Interest & Taxes Reconciliation:	December 31, 2018

Net earnings (loss) available to Whirlpool	$(183)

Net earnings (loss) available to noncontrolling interests	24

Income tax expense (benefit)	138

Interest expense	192

Earnings before interest & taxes(2)	$171

Net sales	$21,037

Net earnings margin	(0.9)%

*

As a result of our full-year GAAP earnings loss, the impact of antidilutive shares was excluded from the loss per share calculation on a GAAP basis. The share count adjustment used in the calculation of the full year ongoing earnings per diluted share includes the full-year weighted average basic shares outstanding of 67.2 million plus the impact of antidilutive shares of 0.7 million which were excluded on a GAAP basis.

Organic Net Sales

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the twelve months ended December 31, 2019 and December 31, 2018 for Whirlpool and for the Latin America region.

	Twelve Months Ended

Whirlpool Corporation	2019	2018	Change

Net sales	$20,419	$21,037	(2.9)%

Less: Embraco net sales	(635)	(1,135)

Add-Back: currency	430	0

Organic net sales	$20,214	$19,902	1.6%

	Twelve Months Ended

Whirlpool Latin America	2019	2018	Change

Net sales	$3,177	$3,618	(12.2)%

Less: Embraco net sales	(635)	(1,135)

Add-Back: currency	171	—

Organic net sales	$2,713	$2,483	9.3%

Free Cash Flow

As defined by Whirlpool, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles twelve months ended December 31, 2019 and 2018 free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Free cash flow as a percentage of net sales is calculated by dividing free cash flow by net sales.

	Twelve Months Ended December 31

(millions of dollars)	2019	2018

Cash provided by (used in) operating activities	$1,230	$1,229

Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash	682	(376)

Repayment of term loan	(1,000)	0

Free cash flow	$912	$853

Cash provided by (used in) investing activities	$636	$(399)

Cash provided by (used in) financing activities	$(1,424)	$(518)

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	ç	A-3

Whirlpool CORPORATION

2019 HONORS AND AWARDS

"AMERICA'S BEST EMPLOYERS FOR DIVERSITY 2019"
FORBES

"100% SCORE – DISABILITY EQUALITY INDEX"
(3RD CONSECUTIVE YEAR)

"TOP CORPORATE CITIZEN"
CR MAGAZINE

"JUST 100 LIST FOR 2020"
FORBES AND JUST CAPITAL

"GLOBAL CR REP TRAK 100 RANKING"
(7TH CONSECUTIVE YEAR)
REPUTATION INSTITUTE

"2019 DOW JONES SUSTAINABILITY NORTH AMERICA INDEX"

"EPA SMARTWAY® EXCELLENCE AWARD"
(5TH CONSECUTIVE YEAR)

"HIGH PERFORMER IN EPA SMARTWAY SHIPPERS CATEGORY"
(3RD CONSECUTIVE YEAR)

"AMERICA'S MOST RESPONSIBLE COMPANIES - TOP 100"
NEWSWEEK

FOR A FULL LIST OF OUR AWARDS AND RECOGNITIONS,
PLEASE VISIT: whirlpoolcorp.com/awards-and-recognition/

Our Mission

Earn trust and create demand for our brands in a digital world

Our Vision

Be the best kitchen and laundry company, in constant pursuit of improving life at home

Our Values

Integrity
Respect
Inclusion & Diversity
One Whirlpool
Spirit of Winning

Whirlpool CORPORATION

WHIRLPOOL CORPORATION 2000 NORTH M-63 BENTON HARBOR, MI 49022-2692	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/20/2020 for shares held directly and by 11:59 P.M. ET on 04/16/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/20/2020 for shares held directly and by 11:59 P.M. ET on 04/16/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors

Nominees		For	Against	Abstain

1a. Samuel R. Allen		☐	☐	☐			For	Against	Abstain

1b. Marc R. Bitzer		☐	☐	☐	1l. Larry O. Spencer		☐	☐	☐
1c. Greg Creed		☐	☐	☐	1m. Michael D. White		☐	☐	☐

1d. Gary T. DiCamillo		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

1e. Diane M. Dietz		☐	☐	☐	2. Advisory vote to approve Whirlpool Corporation’s executive compensation.		☐	☐	☐

1f. Gerri T. Elliott		☐	☐	☐	3. Ratification of the appointment of Ernst & Young LLP as Whirlpool Corporation’s independent registered public accounting firm for 2020.		☐	☐	☐
1g. Jennifer A. LaClair		☐	☐	☐	NOTE: I also authorize my proxies to vote in their discretion with regard to such other business as may
1h. John D. Liu		☐	☐	☐	properly come before the meeting or any adjournment thereof.
1i. James M. Loree		☐	☐	☐
1j. Harish Manwani		☐	☐	☐
1k. Patricia K. Poppe		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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WHIRLPOOL CORPORATION
Annual Meeting of Stockholders
April 21, 2020 at 8:00 AM (Chicago Time) This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marc R. Bitzer and Bridget K. Quinn, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WHIRLPOOL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Chicago Time, on April 21, 2020, at 331 N. LaSalle, Chicago, IL 60654, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed, will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side